                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

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[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            Boston Properties, Inc.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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                     [BOSTON PROPERTIES LOGO APPEARS HERE]

                                                                 March 31, 2000

Dear Stockholder:

  You are cordially invited to attend the annual meeting of stockholders of Boston Properties, Inc. This year's meeting will be held on Wednesday, May 3, 2000 at 11:00 a.m., local time, at 780 Third Avenue, New York, New York.

  The attached proxy statement, with formal notice of the meeting on the first page, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Boston Properties by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting. At the meeting we will review our operations, report on 1999 financial results and discuss our plans for the future. Our directors and management team will be available to answer questions.

  Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible or vote by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

  We look forward to seeing you at the meeting.

                                          Sincerely,


                                          /s/ Mortimer B. Zuckerman
                                          Mortimer B. Zuckerman
                                          Chairman of the Board


                                          /s/ Edward H. Linde
                                          Edward H. Linde
                                          President and Chief Executive
                                           Officer

                           [Boston Properties logo]

                            BOSTON PROPERTIES, INC.

                              800 BOYLSTON STREET
                                   SUITE 400
                             BOSTON, MA 02199-8001

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 3, 2000

                               ----------------

  The 2000 annual meeting of stockholders of Boston Properties, Inc. will be held on Wednesday, May 3, 2000 at 11:00 a.m., local time, at 780 Third Avenue, New York, New York. At the meeting, stockholders will vote upon the following proposals:

  1. To elect two Class III directors, each to serve for a three-year term.

  2. To consider and act upon one proposal to approve the Boston Properties, Inc. amended and restated 1997 Stock Option and Incentive Plan (the "1997 Stock Plan"). The full text of the 1997 Stock Plan is attached to this proxy statement as Exhibit A.

  3. To consider and act upon one stockholder proposal concerning annual election of directors.

  4. To ratify the selection of PricewaterhouseCoopers LLP as Boston Properties' independent accountants for the fiscal year ending December 31, 2000.

  5. To consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements.

  You may vote if you are a stockholder of record as of the close of business on March 13, 2000. If you do not plan to attend the meeting and vote your common shares in person, please vote in one of the following ways:

  . Use the toll-free telephone number shown on your proxy card (this call is free in the U.S. and Canada);

  . Go to the Website address shown on your proxy card and vote via the Internet; or

  . Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

  Any proxy may be revoked at any time prior to its exercise at the annual meeting.

                                          By Order of the Board of Directors

                                          /s/ William J. Wedge
                                          William J. Wedge, Esq.
                                          Secretary

March 31, 2000

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROXY STATEMENT...........................................................   1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING............................   1
  What is the purpose of the annual meeting?..............................   1
  Who is entitled to vote?................................................   1
  Can I attend the meeting?...............................................   1
  What constitutes a quorum?..............................................   1
  How do I vote?..........................................................   2
  Will other matters be voted on at the annual meeting?...................   2
  Can I revoke my proxy instructions?.....................................   2
  What other information should I review before voting?...................   2
PROPOSAL 1: ELECTION OF DIRECTORS.........................................   3
  Introduction............................................................   3
  Vote Required...........................................................   3
  Recommendation..........................................................   3
  Information Regarding the Nominees, Other Directors and Executive
   Officers...............................................................   3
  The Board of Directors and Its Committees...............................   7
PROPOSAL 2: APPROVAL OF THE 1997 STOCK OPTION AND INCENTIVE PLAN, AS
   AMENDED AND RESTATED...................................................   8
  Proposal................................................................   8
  Reasons for Amendments..................................................   8
  Summary of the 1997 Stock Plan..........................................   9
  New 1997 Stock Plan Benefits............................................  12
  Tax Aspects Under the U.S. Internal Revenue Code........................  12
  Vote Required...........................................................  13
  Recommendation..........................................................  13
PROPOSAL 3: STOCKHOLDER PROPOSAL..........................................  13
  Annual Election of Directors............................................  13
  Boston Properties' Statement in Opposition..............................  14
  Vote Required...........................................................  14
  Recommendation..........................................................  14
PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS..........  15
  Recommendation..........................................................  15
PRINCIPAL AND MANAGEMENT STOCKHOLDERS.....................................  16
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS..........................  19
  Director Compensation...................................................  19
  Executive Compensation..................................................  19
  Summary Compensation Table..............................................  19
  Option Grants for Fiscal Year 1999......................................  22
  Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values..  23
  Employment and Noncompetition Agreements................................  23
  Severance Agreements....................................................  24
  Stock Performance Graph.................................................  25
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION...................  26
  Compensation Committee Interlocks and Insider Participation.............  28
  Section 16(a) Beneficial Ownership Reporting Compliance.................  29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................  29
  Times Square Acquisition and Development................................  29
  Embarcadero Center Acquisition..........................................  30
  Sumner Square Transaction...............................................  31
  111 Huntington Avenue Development.......................................  32
  Carnegie Center Acquisitions and Development............................  32
  Secured Lending Transactions............................................  33
  Indebtedness of Management..............................................  33
OTHER MATTERS.............................................................  33
  Expenses of Solicitation................................................  33
  Stockholder Proposals for Annual Meetings...............................  34

                     [BOSTON PROPERTIES LOGO APPEARS HERE]

                                                                 March 31, 2000

                            BOSTON PROPERTIES, INC.

                              800 BOYLSTON STREET
                                   SUITE 400
                             BOSTON, MA 02199-8001

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. for use at the 2000 annual meeting of stockholders of Boston Properties to be held on Wednesday, May 3, 2000 at 11:00 a.m., local time, at 780 Third Avenue, New York, New York, and at any adjournments or postponements thereof.

                QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

  At the annual meeting, stockholders will act upon the matters set forth in the accompanying notice of meeting, including the election of directors, approval of the amended and restated Boston Properties, Inc. 1997 Stock Option and Incentive Plan ("1997 Stock Plan"), consideration of one stockholder proposal concerning annual election of directors and ratification of the selection of our independent accountants.

WHO IS ENTITLED TO VOTE?

  If our records show that you are a stockholder as of the close of business on March 13, 2000, which is referred to as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

CAN I ATTEND THE MEETING?

  All stockholders of record of Boston Properties' shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder or proxy will be asked to present a form of valid picture identification, such as a driver's license or passport.

WHAT CONSTITUTES A QUORUM?

  The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 67,954,225 shares of common stock outstanding and entitled to vote at the annual meeting. Shares that reflect abstentions or "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

HOW DO I VOTE?

  Voting by Proxy Holders for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders named in the enclosed proxy card how to vote your common shares by using the toll-free telephone number, the Internet Website listed on the proxy card or by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you by Boston Properties.

  Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank. If your common shares are held by a broker, bank or other nominee (i.e, in "street name"), you will receive instructions from your nominee which you must follow in order to have your common shares voted.

  Vote by Telephone. If you hold your common shares in your own name as a holder of record, you may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours a day until 11:59 p.m. on May 2, 2000. When you call you will receive a series of voice instructions which will allow you to vote your common shares. A control number, located above the registration line of your proxy card, verifies your identity as a stockholder and allows you to vote your common shares and confirm that your voting instructions have been recorded properly. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

  Vote by Internet. You also have the option to vote via the Internet. The Website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m. on May 2, 2000. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

  Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to EquiServe in the postage-paid envelope provided.

  Vote in Person. If you are a registered stockholder and attend the annual meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their common shares of record.

WILL OTHER MATTERS BE VOTED ON AT THE ANNUAL MEETING?

  We are now not aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

CAN I REVOKE MY PROXY INSTRUCTIONS?

  You may revoke your proxy at any time before it has been exercised by:

  . filing a written revocation with the Secretary of Boston Properties at the address set forth below;

  .  filing a duly executed proxy bearing a later date; or

  .  appearing in person and voting by ballot at the annual meeting.

Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

WHAT OTHER INFORMATION SHOULD I REVIEW BEFORE VOTING?

  For your review, our 1999 annual report, including financial statements for the fiscal year ended December 31, 1999, is being mailed to stockholders concurrently with this proxy statement. The annual report, however, is not part of the proxy solicitation material. For your further review, a copy of our annual report filed with the Securities and Exchange Commission (the "SEC") on Form 10-K, including the financial statements and the financial statement schedule, may be obtained without charge by writing to the Secretary of Boston Properties at the following address: 800 Boylston Street, Suite 400, Boston, Massachusetts 02199-8001.

                       PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

  Our Board of Directors currently consists of seven members who are divided into three classes. At the annual meeting, two Class III directors will be elected to serve until the 2003 annual meeting or until their respective successors are duly elected and qualified.

  Our Board of Directors has nominated Edward H. Linde and Ivan G. Seidenberg to serve as the Class III directors. The nominees are currently serving as directors of Boston Properties. Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any persons nominated by our Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as our Board of Directors may recommend. Our Board of Directors will consider a nominee for election to our Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of our by-laws.

VOTE REQUIRED

  Directors must be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote on the issue at the annual meeting. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as "yes votes;" votes that are withheld from the nominees will be excluded entirely from the vote and will have no effect.

RECOMMENDATION

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THEIR NOMINEES, EDWARD H. LINDE AND IVAN G. SEIDENBERG. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

INFORMATION REGARDING THE NOMINEES, OTHER DIRECTORS AND EXECUTIVE OFFICERS

  The following biographical descriptions set forth certain information with respect to the two nominees for re-election as Class III directors at the annual meeting, each director who is not up for election and the executive officers who are not directors, based on information furnished to Boston Properties by each director and executive officer. The following information is correct as of February 15, 2000.

 Nominees for Election as Directors--Term Expiring 2003

  EDWARD H. LINDE. Mr. Edward H. Linde serves as President, Chief Executive Officer and has been a director since June 23, 1997. Mr. Linde co-founded Boston Properties in 1970 after spending five years at Cabot, Cabot & Forbes, where he became Vice President and Senior Project Manager. Mr. Linde serves as a trustee of the Boston Symphony Orchestra and a director of Jobs for Massachusetts. He is also a member of the Board of Directors of the John Hancock Life Insurance Company and Homeruns.com. Mr. Linde received a BS in Civil Engineering from MIT in 1962 and a MBA from Harvard Business School, where he was a Baker Scholar, in 1964. His son, Douglas T. Linde, serves as the Senior Vice President of Financial and Capital Markets for Boston Properties. He is 58 years old.

  IVAN G. SEIDENBERG. Mr. Ivan G. Seidenberg has been a director since June 23, 1997. Mr. Seidenberg has served as the Chairman and Chief Executive Officer for Bell Atlantic since 1998. From 1997 through December 1998, Mr. Seidenberg served as the Vice Chairman, President and Chief Operating Officer of Bell Atlantic. Prior to the merger of Bell Atlantic and NYNEX, from 1995 to 1997, Mr. Seidenberg served as the Chairman and Chief Executive Officer of NYNEX where he held various positions since 1991. As a chief executive, he has led efforts during two of the largest mergers in business history--Bell Atlantic's merger with NYNEX in August 1997 and the pending merger with GTE. Mr. Seidenberg is a member of the Board of Directors of Honeywell International, Inc., American Home Products Corp., Bell Atlantic, The Conference Board, CVS Corp., Pace University, The Museum of Television and Radio, The National Urban League, The New York Hall of Science, The New York Hospital, and Viacom Inc. He is a member of the Council on Foreign Relations. Mr. Seidenberg received a BA in mathematics from City University of New York and a MBA from Pace University. He is 53 years old.

 Incumbent Directors--Term Expiring 2001

  MORTIMER B. ZUCKERMAN. Mr. Mortimer B. Zuckerman serves as Chairman of the Board of Directors and has been a director since June 23, 1997. Mr. Zuckerman co-founded Boston Properties in 1970 after spending seven years at Cabot, Cabot & Forbes where he rose to the position of Senior Vice President and Chief Financial Officer. Mr. Zuckerman serves as a trustee of New York University, a trustee of Memorial Sloan-Kettering Cancer Institute, a trustee of the Institute for Advanced Studies at Princeton and a member of the Council on Foreign Relations and the International Institute for Strategic Studies. He is also Chairman and Editor-in-Chief of U.S. News & World Report, Chairman and Co-Publisher of the New York Daily News and Chairman of the Board of Applied Graphics Technologies and a member of the Board of Directors of Snyder Communications, Chase Manhattan Corporation National Advisory Board, and Loews Cineplex. Mr. Zuckerman is a graduate of McGill University in Montreal where he received an undergraduate degree in 1957 and a degree in law in 1961. He received a MBA with distinction from the Wharton School, University of Pennsylvania in 1961 and a LLM from Harvard University in 1962. He has also received three honorary degrees. He is 62 years old.

  ALAN B. LANDIS. Mr. Alan B. Landis has been a director since June 30, 1998. He also serves as the Chief Executive Officer of The Landis Group, a real estate development and management organization which is the developer of Carnegie Center located in Princeton, New Jersey. Since 1967, Mr. Landis has held various positions with The Landis Group or its predecessors. He has served as the Co-Chairman of the Foundation Fighting Blindness Celebrity Golf Classic since 1988 and has been appointed to the Advisory Board to prevent child abuse. He was named a trustee to the Hun School at Princeton in 1988. Mr. Landis has been the recipient of several awards, including The Urban Land Institute Award for Excellence, The American and National Planning Association Awards, The American Institute of Architects Award for Precedent Setting Achievements in Land Use and Development, The American Society of Landscape Architects Environmental Enhancement Award, The National Association of Industrial Office Parks Impact Award/Developer of the Year Award, the MSM Community Development Award and the Israel Peace Medal. He received a BS in Accounting from New York University in 1965. He is 57 years old. Mr. Landis was appointed to the Board of Directors pursuant to a directorship agreement in connection with Boston Properties' acquisition of a portfolio of properties in New Jersey. Boston Properties has agreed that the Board of Directors will nominate Mr. Landis for re-election as a director at each Boston Properties annual meeting of stockholders in a year in which his term expired as long as Mr. Landis (and related parties) continue to beneficially own at least one percent (1%) of the aggregate number of outstanding shares of common stock and units of limited partnership interest in Boston Properties Limited Partnership. Additionally, Mr. Landis must comply with the policies of the Board of Directors and attend a certain number of the meetings of the Board of Directors.

  RICHARD E. SALOMON. Mr. Richard E. Salomon has been a director since November 12, 1998. He is a Managing Director of Spears, Benzak, Salomon & Farrell, an investment advisory firm. Mr. Salomon has been with Spears, Benzak, Salomon & Farrell since 1982. Mr. Salomon serves as Senior Advisor to Mr. David Rockefeller. He represented Rockefeller interests on the Executive Committee of Embarcadero Center from

1977-98. In addition, he is Chairman of the Advisory Board of Blackstone Alternative Asset Management. He is a director of Cousins Properties, Inc., Rockefeller & Associates Realty, Rockefeller Center and Strategic Hotel Capital, Inc. He is a trustee of the Museum of Modern Art, The New York Public Library and Rockefeller University. Mr. Salomon serves as the Chairman of the Investment Committee of Rockefeller University and is a member of the Investment Committee at The Council of Foreign Relations, The New York Public Library, the Museum of Modern Art and the Sloan Foundation. He received a BA from Yale University in 1964 and a MBA from Columbia University Graduate School of Business in 1967. Mr. Salomon is 57 years old.

 Incumbent Directors--Term Expiring 2002

  ALAN J. PATRICOF. Mr. Alan J. Patricof has been a director since June 23, 1997. Mr. Patricof is Chairman of the Board of Directors of Patricof & Co. Ventures, Inc., the company that he founded in 1969. He serves as a director of CoreComm Incorporated, Johnny Rockets Group, Inc., Medscape, Inc., and NTL, Inc. In addition, he has served as Chairman of the White House Commission on Small Business and a member of the Blue Ribbon Commission of the National Association of Corporate Directors. Mr. Patricof received a BS in finance from Ohio State University and a MBA from Columbia University Graduate School of Business. He is 65 years old.

  MARTIN TURCHIN. Mr. Martin Turchin has been a director since June 23, 1997. Since 1985, Mr. Turchin has served as Vice-Chairman of Insignia/ESG, Inc., a subsidiary of Insignia Financial Group, one of the nation's largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, Inc., he spent 14 years with Kenneth E. Laub & Company, Inc., where he was involved in real estate acquisition, financing, leasing and consulting. Mr. Turchin has more than 30 years experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions. Mr. Turchin is a three time recipient of the Real Estate Board of New York's "Most Ingenious Deal of the Year Award" and a recipient of the "Robert T. Lawrence Award." Mr. Turchin holds a BS from City College of the University of New York and a JD from St. John's Law School. He is 58 years old.

 Executive Officers Who Are Not Directors

  ROBERT E. BURKE. Mr. Robert E. Burke serves as Executive Vice President for Operations, with responsibility for administrative policy and day-to-day control of operations for Boston Properties. Prior to his appointment in April 1998 to such position, he served for 12 years as Senior Vice President and Co-Manager of the Washington, D.C. office. He joined Boston Properties in 1979 to open its Washington area office, serving as General Manager in charge of operations of that office until 1998. Prior to 1979, Mr. Burke spent over seven years as General Manager of the development of the John Fitzgerald Kennedy Library Corporation. He received dual degrees in 1960 when he earned a BS from Bates College and a Bachelor of Civil Engineering degree from Rensselaer Polytechnic Institute. He is 62 years old.

  RAYMOND A. RITCHEY. Mr. Raymond A. Ritchey serves as Executive Vice President and National Director of Acquisitions and Development for Boston Properties. He also is principal in charge of the Washington, D.C. office. Prior to his appointment in April 1998 to such position, he served as Senior Vice President and Co-Manager of the Washington, D.C. office of Boston Properties. In his current position, Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities for Boston Properties on a national basis. Mr. Ritchey joined Boston Properties in 1980, leading its expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining Boston Properties, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a 1972 graduate of the U.S. Naval Academy and a 1973 graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 49 years old.

  DAVID G. GAW. Mr. David G. Gaw serves as Senior Vice President and Chief Financial Officer, where he oversees an 80 person accounting, control and financial management department. He joined Boston Properties in 1982 and has been involved in its financial operations since then, including administering the Boston Properties' financing and banking relationships. From 1978 to 1982 he served as Vice President for the Norwood Group. Mr. Gaw received a BSBA in 1973 and a MBA in 1983 from Suffolk University. He is 48 years old.

  BRYAN J. KOOP. Mr. Bryan J. Koop serves as Senior Vice President and Regional Manager of the Boston office. Mr. Koop is responsible for overseeing the operation of Boston Properties' existing assets and development activities. His responsibilities further include identifying, seizing and capitalizing on new business opportunities. Mr. Koop joined Boston Properties in 1999 after serving as Managing Director and City Leader of the New England commercial and retail division of the Trammel Crow Company from 1982 to 1999. Mr. Koop received a BBA in 1980 and a MBA in 1982 from Texas Christian University. He is 41 years old.

  DOUGLAS T. LINDE. Mr. Douglas T. Linde serves as Senior Vice President for Financial and Capital Markets. Mr. Linde is responsible for all capital raising for Boston Properties. His responsibilities further include financial strategy, planning and acquisitions. In addition, Mr. Linde has played a key role in Boston Properties' acquisition program, including the purchase and financing of the Prudential Center in Boston, Embarcadero Center in San Francisco, the Carnegie Center Portfolio in Princeton, New Jersey, University Place in Cambridge, Massachusetts and Reservoir Place in Waltham, Massachusetts. He joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and new business opportunities. Prior to joining Boston Properties, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993 he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, Washington. He began his career in the real estate industry with Salomon Brothers Real Estate Finance Group. Mr. Linde received a BA from Wesleyan University and a MBA from Harvard Business School. Mr. Linde is on the Board of Overseers for the Beth Israel Deaconess Medical Center. Mr. Linde is the son of Edward H. Linde, who serves as the President, Chief Executive Officer and a director of Boston Properties. He is 36 years old.

  E. MITCHELL NORVILLE. Mr. E. Mitchell Norville serves as Senior Vice President and Operations Manager of the Washington, D.C. office. He is in charge of all development activities as well as being responsible for all administrative, project, construction and property management activities for the Washington D.C. office, with a staff of more than 200 people. From 1994 to 1998, he served as Senior Vice President and Senior Project Manager of the Washington, D.C. office, with responsibilities for various project developments. Mr. Norville has been directly responsible for over four million square feet of new development and renovation projects. Prior to joining Boston Properties in 1984, Mr. Norville worked as a process engineer with the EXXON Corporation in Baytown, Texas. He received a BS in Mechanical Engineering from Clemson University in 1980 and a MBA from the University of Virginia in 1984. He is 41 years old.

  ROBERT E. PESTER. Mr. Robert E. Pester serves as the Senior Vice President and Regional Manager of the the San Francisco Bay Area, with responsibility for all of Boston Properties' activities on the West Coast. Mr. Pester is responsible for overseeing existing operations at Embarcadero Center and the Gateway Center in South San Francisco and developing new business opportunities in the region. Prior to joining Boston Properties in 1998, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors Inc., a real estate investment trust in Lafayette, California, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development Company, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in Northern California, where he last served as Vice President. He is a graduate of the University of California at Santa Barbara with a BA in economics and political science. He is 43 years old.

  ROBERT E. SELSAM. Mr. Robert E. Selsam serves as Senior Vice President and Manager of the New York office. He oversees all aspects of Boston Properties' New York activities, including development, acquisitions, leasing and building operations. He joined Boston Properties as a Vice President in 1984, prior to which he was Director of Planning for the Metropolitan Transportation Authority of the State of New York. Mr. Selsam serves as a member of the Board of Governors and Chairman of the Transportation Committee of the Real Estate Board of New York, a board member of the New York Building Congress, is Executive Vice President and past Co-Chairman of the Associated Builders and Owners of Greater New York, a member of the Executive Committee of the Association for a Better New York and a trustee of the Salvadori Center. He received a BA from the University of Pennsylvania in 1968 and a MS in Urban Planning from the Columbia University School of Architecture in 1970. He is 53 years old.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

  Board of Directors. Boston Properties is managed by a seven member Board of Directors, a majority of whom are independent of our management. Our Board of Directors is divided into three classes, and the members of each class of directors serve for staggered three-year terms. Our Board of Directors is composed of three Class I directors (Messrs. Zuckerman, Landis and Salomon), two Class II directors (Messrs. Patricof and Turchin) and two Class III directors (Messrs. Linde and Seidenberg). The terms of the Class I and Class II directors will expire upon the election and qualification of directors at the annual meetings of stockholders held in 2001 and 2002, respectively. At each annual meeting of stockholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring.

  Our Board of Directors met six times in 1999. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors (held during the period for which such directors served on the Board of Directors) and (ii) the total number of meetings of all committees of our Board of Directors on which the director served (during the periods for which the director served on such committee or committees).

  Audit Committee. Our Board of Directors has established an Audit Committee consisting of Messrs. Patricof, Seidenberg and Turchin. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of our internal accounting controls. The Audit Committee met twice during 1999.

  Compensation Committee. Our Board of Directors has established a Compensation Committee consisting of Messrs. Patricof, Seidenberg and Turchin. The Compensation Committee exercises all powers of our Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the 1997 Stock Plan. The Compensation Committee met three times during 1999.

  Our Board of Directors has also established (1) a Special Acquisitions and Finance Committee, which may authorize an acquisition, financing or refinancing arrangement up to $25 million, the members of which are Messrs. Zuckerman and Linde, and (2) a Significant Investments Committee, the members of which are Messrs. Zuckerman, Linde and Turchin (with each of Messrs. Patricof and Seidenberg available as alternate committee members), which may authorize, pursuant to a vote of a majority of the members that includes the affirmative vote of a director who is not an employee of Boston Properties, an acquisition, financing or refinancing arrangement up to $200 million. The Special Acquisitions and Finance Committee did not meet but took action by written consent one time in 1999. The Significant Investments Committee did not meet but took action by written consent eight times in 1999.

  Boston Properties does not have a standing nominating committee. Our full Board of Directors performs the function of such a committee.

  Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

 PROPOSAL 2: APPROVAL OF THE 1997 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED
                                 AND RESTATED

PROPOSAL

  In January 2000, our Board of Directors voted to amend and restate the 1997 Stock Plan effective as of January 24, 2000, and is recommending the amended and restated 1997 Stock Plan to our stockholders for approval.

  The amended and restated 1997 Stock Plan would authorize Boston Properties to issue up to an additional 5,000,000 shares of common stock pursuant to various stock incentive awards under the 1997 Stock Plan, bringing the total reserved shares authorized to be issued under the 1997 Stock Plan (including previously issued shares of restricted stock and shares issuable under outstanding options) from 9,699,162 shares plus 9.5 percent of any net increase in shares of outstanding common stock and all units of partnership interest in Boston Properties Limited Partnership (the "Operating Partnership") that are subject to redemption rights and converted into common stock since the preceding calendar quarter to 14,699,162 shares plus 9.5 percent of any net increase in shares of outstanding common stock and all units of partnership interest in the Operating Partnership that are subject to redemption rights and converted into common stock since the preceding calendar quarter. No more than 2,000,000 shares of common stock will be available for grants in the form of awards other than options. The number of shares of common stock reserved for issuance under the 1997 Stock Plan is subject to adjustment for stock splits, stock dividends and similar events.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code") generally would disallow a federal income tax deduction to Boston Properties for compensation in excess of $1 million paid in any year to any of those executive officers included in the summary compensation table who are employed by Boston Properties on the last day of the taxable year ("Covered Employees"). However, this limitation on compensation expense does not apply to payments of "performance-based compensation," the material terms of which have been approved by stockholders. To satisfy the requirements of Section 162(m) of the Code, stock options with respect to no more than 1,500,000 shares of common stock (subject to adjustment for stock splits and similar events) may be granted to any one individual during any one-calendar-year period.

  Based solely on the closing price of common stock as reported on the New York Stock Exchange on March 13, 2000 of $30 per share, the maximum aggregate market value of the additional 5,000,000 shares of common stock reserved for issuance under the amended and restated 1997 Stock Plan would be $150,000,000.

  The amended and restated 1997 Stock Plan will become effective only if Proposal 2 is approved by our stockholders.

REASONS FOR AMENDMENTS

  Our Board of Directors believes that stock options and other stock-based awards play an important role in the success of Boston Properties and that this role must increase if we are to continue to attract, motivate and retain the caliber of directors, officers and other employees necessary for our future growth and success. The amended and restated 1997 Stock Plan is necessary to provide for an adequate number of shares of common stock available for grant under the 1997 Stock Plan.

  Our Board of Directors believes that adding more shares of common stock to the 1997 Stock Plan will help us achieve our goals by keeping our incentive compensation program competitive with those of other companies. Accordingly, our Board of Directors has voted, subject to shareholder approval, to increase the number of shares of common stock available under the 1997 Stock Plan by 5,000,000 shares.

SUMMARY OF THE 1997 STOCK PLAN

  The following description of material terms of the amended and restated 1997 Stock Plan is intended to be a summary only. This summary is qualified in its entirety by the full text of the amended and restated 1997 Stock Plan, which is attached to this proxy statement as Exhibit A.

  1997 Stock Plan Administration. The 1997 Stock Plan provides for administration by a committee of not fewer than two non-employee directors (the "Administrator"), as appointed by our Board of Directors from time to time.

  The Administrator has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1997 Stock Plan. The Administrator may not reprice outstanding options, other than to appropriately reflect changes in the capital structure of Boston Properties. The Administrator may permit common stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Administrator may permit interest, dividend or deemed dividends to be credited to the amount of deferrals.

  Eligibility and Limitations on Grants. All officers, employees and directors of Boston Properties are eligible to participate in the 1997 Stock Plan, subject to the discretion of the Administrator. In no event may any one participant receive options to purchase more than 1,500,000 shares of common stock (subject to adjustment for stock splits and similar events) during any one-calendar-year period, as stated above. In addition, as stated above, the maximum award of restricted stock, performance shares or deferred stock (or combination thereof) for any one individual that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code will not exceed 1,500,000 shares of common stock (subject to adjustment for stock splits and similar events) for any performance cycle.

  Stock Options. Options granted under the 1997 Stock Plan may be either Incentive Stock Options ("Incentive Options") (within the definition of
Section 422 of the Code) or Non-Qualified Stock Options ("Non-Qualified Options"). Options granted under the 1997 Stock Plan will be Non-Qualified Options if they (i) fail to meet such definition of Incentive Options, (ii) are granted to a person not eligible to receive Incentive Options under the Code, or (iii) otherwise so provide. Incentive Options may be granted only to officers or other employees of Boston Properties. Non-Qualified Options may be granted to persons eligible to receive Incentive Options and to non-employee directors and other key persons.

  Other Option Terms. The Administrator has authority to determine the terms of options granted under the 1997 Stock Plan. Generally, all options are granted with an exercise price that is not less than the fair market value of the shares of common stock on the date of the option grant. The 1997 Stock Plan provides that such fair market value will be deemed to be the last reported sale price of the shares of common stock on the New York Stock Exchange on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in the capital structure of Boston Properties.

  The term of each option will be fixed by the Administrator and may not exceed ten years from date of grant. The Administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 1997 Stock Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the 1997 Stock Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee's lifetime only by the optionee, or by the optionee's legal representative or guardian in the case of the optionee's incapacity.

  Options granted under the 1997 Stock Plan may be exercised for cash or, if permitted by the Administrator, by transfer to Boston Properties (either actually or by attestation) of shares of common stock which are not then subject to restrictions under any company stock plan, which have been held by the optionee for at least six months or were purchased on the open market, and which have a fair market value equivalent to the option exercise price of the shares being purchased, or by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to Boston Properties.

  At the discretion of the Administrator, stock options granted under the 1997 Stock Plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of common stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the common stock on the date the additional stock option is granted) to purchase that number of shares of common stock equal to the number delivered to exercise the original stock option. The purpose of this feature is to enable participants to maintain any equity interest in Boston Properties without dilution.

  To qualify as Incentive Options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

  Stock Options Granted to Non-Employee Directors. The 1997 Stock Plan provides for the automatic grant of Non-Qualified Options to non-employee directors. Each non-employee director who is serving as a director of Boston Properties on the fifth business day after each annual meeting of stockholders, commencing with the annual meeting in 1998, will automatically be granted on such day a Non-Qualified Option to acquire 5,000 shares of common stock. In addition, each non-employee director on the effective date of our initial public offering was granted a Non-Qualified Option to acquire 10,000 shares of common stock at an exercise price equal to the initial public offering price as set forth in the final prospectus for our initial public offering. Each non-employee director elected after the date of the initial public offering was granted, on the fifth business day after his election, a Non-Qualified Option to acquire 10,000 shares of common stock. Except as stated above, the exercise price of each such Non-Qualified Option is the fair market value of common stock on the date of grant. Each such Non-Qualified Option is exercisable with respect to 50% of the underlying shares on the first anniversary of the grant date and shall be exercisable with respect to all of the underlying shares on the second anniversary of the grant date. Such Non-Qualified Options will expire ten years from the date of grant. The Administrator may also make discretionary grants of Non-Qualified Options to non-employee directors.

  Tax Withholding. Participants under the 1997 Stock Plan are responsible for the payment of any federal, state or local taxes which Boston Properties is required by law to withhold upon any option exercise or vesting of other awards. Participants may elect to have the minimum tax withholding obligations satisfied either by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or other award, or by transferring to Boston Properties shares of common stock having a value equal to the amount of such taxes.

  Restricted Stock Awards. The Administrator may grant shares (at par value or for a higher purchase price determined by the Administrator) of common stock to any participant subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment with Boston Properties through a specified vesting period. The vesting period shall be determined by the Administrator but shall be at least one year for attainment of pre-established performance goals or at least three years for other conditions and restrictions. The purchase price, if any, of shares of restricted stock will be determined by the Administrator. If the applicable performance goals and other restrictions are not attained, the participant will forfeit his or her award of restricted stock.

  Unrestricted Stock Awards. The Administrator may also grant shares (at par value or for a higher purchase price determined by the Administrator) of common stock which are free from any restrictions under the 1997 Stock Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant.

  Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalent rights credited under the 1997 Stock Plan may be paid currently or be deemed to be reinvested in additional shares of common stock, which may thereafter accrue additional dividend equivalent rights at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under our dividend reinvestment 1997 Stock Plan, if any. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

  Deferred Stock Awards. The Administrator may also award phantom stock units as deferred stock awards to participants. The deferred stock awards are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with Boston Properties through a specified vesting period. During the deferral period, subject to terms and conditions imposed by the Administrator, the deferred stock awards may be credited with dividend equivalent rights. Subject to the consent of the Administrator, a participant may make an advance election to receive a portion of his or her compensation or restricted stock award otherwise due in the form of a deferred stock award.

  Performance Share Awards. The Administrator may grant performance share awards to any participant which entitle the recipient to receive shares of common stock upon the achievement of individual or company performance goals and such other conditions as the Administrator shall determine.

  Other Stock-Based Awards. The Administrator may grant awards of capital stock other than common stock and other awards that are valued in whole or in part by reference to or are otherwise based on, common stock, including, for example, convertible preferred stock, convertible debentures, exchangeable securities, awards or options valued by reference to book value or subsidiary performance. These awards may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with Boston Properties through a specified vesting period. If the applicable performance goals and other restrictions are not attained, the participant will forfeit his or her awards.

  Change of Control Provisions. The 1997 Stock Plan provides that in the event of a "change of control" as defined in the 1997 Stock Plan, all stock options will automatically become fully exercisable. The restrictions and conditions on all other awards will automatically be deemed waived.

  Adjustments for Stock Dividends, Mergers, etc. The 1997 Stock Plan authorizes the Administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 1997 Stock Plan and to any outstanding stock options to reflect stock dividends, stock splits and similar events. In the event of certain transactions, such as a merger, consolidation, dissolution or liquidation of Boston Properties, our Board of Directors in its discretion may provide for appropriate substitutions or adjustments of outstanding stock options or awards. Alternatively, outstanding stock options and awards will terminate; the option holder will receive a cash or in kind payment equal to the excess of the fair market value per share over the applicable exercise price, multiplied by the number of shares of common stock covered by the stock option, and the award holder will receive a cash or in kind payment of such appropriate consideration as determined by the Administrator in its sole discretion after taking into account the consideration payable per share of common stock pursuant to the business combination.

  Amendments and Termination. Our Board of Directors may at any time amend or discontinue the 1997 Stock Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder's consent. To the extent required by the Code to ensure that options granted under the amended and restated 1997 Stock Plan qualify as Incentive Options or that compensation earned under stock options granted under the 1997 Stock Plan qualify as performance-based compensation under the Code, 1997 Stock Plan amendments shall be subject to approval by our stockholders.

NEW 1997 STOCK PLAN BENEFITS

  No grants have been made with respect to the additional shares of common stock reserved for issuance under the amended and restated 1997 Stock Plan. The number of shares of common stock that may be granted to executive officers and non-executive officers is indeterminable at this time, as such grants are subject to the discretion of the Administrator.

TAX ASPECTS UNDER THE U.S. INTERNAL REVENUE CODE

  The following is a summary of the principal federal income tax consequences of transactions under the 1997 Stock Plan. It does not describe all federal tax consequences under the 1997 Stock Plan, nor does it describe state or local tax consequences.

  Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an Incentive Option. If shares of common stock issued to an optionee pursuant to the exercise of an Incentive Option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) there will be no deduction for Boston Properties for federal income tax purposes. The exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

  If shares of common stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) Boston Properties will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the Incentive Option is paid by tendering shares of common stock.

  If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

  Non-Qualified Options. With respect to Non-Qualified Options under the 1997 Stock Plan, no income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and Boston Properties receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the Non-Qualified Option is paid by tendering shares of common stock.

  Parachute Payments. The vesting of any portion of any option or other award that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated awards to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to Boston Properties, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

  Limitation on Boston Properties' Deductions. As a result of Section 162(m) of the Code, Boston Properties' deduction for certain awards under the 1997 Stock Plan may be limited to the extent that a Covered Employee receives compensation in excess of $1,000,000 in such taxable year of Boston Properties (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code).

VOTE REQUIRED

  Under the Charter and By-Laws of Boston Properties, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of the amendment and restatement of the 1997 Stock Plan. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

  In addition, the New York Stock Exchange requires the affirmative vote of a majority of all of the votes cast on the proposal and further requires the total number of votes cast on the proposal to represent more than 50% of all of the shares entitled to vote and as votes cast. The New York Stock Exchange treats abstentions as shares entitled to vote and as votes cast and broker non-votes as shares not entitled to vote and therefore as votes not cast for the purpose of determining the number of votes cast on this proposal.

RECOMMENDATION

  OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1997 STOCK PLAN, AS AMENDED AND RESTATED. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

                       PROPOSAL 3: STOCKHOLDER PROPOSAL

ANNUAL ELECTION OF DIRECTORS

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, record holder of 100 shares of common stock of Boston Properties, has given formal notice that she will introduce the following resolution at the forthcoming annual meeting and has furnished the following statements in support of her proposal:

  RESOLVED: "That the stockholders of Boston Properties recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system which was adopted."

  REASONS: "The great majority of New York Stock Exchange listed corporations elect all their directors each year."

  "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board."

  "If you AGREE, please mark your proxy FOR this resolution."

BOSTON PROPERTIES' STATEMENT IN OPPOSITION

  When Boston Properties became publicly traded in 1997, its corporate charter stated that the directors should be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. Each director serves a three year term and directors from one of the three classes are elected each year. Under applicable law, the directors owe to the stockholders fiduciary duties. We firmly believe that directors elected for three year staggered terms are just as accountable to our stockholders as they would be if elected annually.

  The classification of directors is intended to provide continuity and stability of experienced directors on our Board of Directors, since a majority of the directors will always have prior experience as directors of Boston Properties and will be familiar with the business strategies and operations. With staggered elections, at least two annual stockholder meetings would be required to change a majority of the members of our Board of Directors. One benefit of this feature of our corporate charter is an enhancement of management's ability to negotiate in the best interests of all stockholders with a person seeking to gain control of the company through a proxy contest.

  Boston Properties also believes that a classified board reduces our vulnerability to certain potentially abusive takeover tactics. It encourages potential acquirors to initiate takeover actions through arm's length negotiations with our Board of Directors. The classified board does not preclude unsolicited acquisition proposals, but by eliminating the threat of imminent removal, it positions our Board of Directors to act to maximize the value to all stockholders of a potential acquisition.

  Because this proposal is only a recommendation, its approval by our stockholders would not automatically repeal the classified board. Elimination of the classified board would require the affirmative vote of more than 75% of the directors then in office to recommend an amendment to our corporate charter followed by the approval of the amendment by our stockholders.

  For all of the reasons described above, our Board of Directors continues to believe that the classified board has valid benefits and is in the best interests of our stockholders.

VOTE REQUIRED

  The affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for adoption of this resolution. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

RECOMMENDATION

  ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

       PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  Our Board of Directors, upon the recommendation of the Audit Committee, has selected the accounting firm of PricewaterhouseCoopers LLP to serve as independent accountants of Boston Properties for the fiscal year ending December 31, 2000. PricewaterhouseCoopers LLP has served as our independent accountants since our initial public offering of common stock in June 1997 and is considered by management of Boston Properties to be well qualified. We have been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in Boston Properties or any of its subsidiaries in any capacity. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

  Although Boston Properties is not required to submit the ratification and approval of the selection of our independent accountants to a vote of stockholders, our Board of Directors believes that it is sound policy to do so. In the event that the vote of the majority of shares present and entitled to vote on the proposal are against the selection of PricewaterhouseCoopers LLP, the directors will consider the vote and the reasons therefor in future decisions on the selection of independent accountants.

RECOMMENDATION

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

  The following table shows the amount of common stock and units of partnership interest in the Operating Partnership beneficially owned as of February 1, 2000 by:

  .  each director;

  . the Chairman of the Board, the Chief Executive Officer, and the five most highly compensated executive officers of Boston Properties, each of whose compensation exceeded $100,000 during the fiscal year ended December 31, 1999 (the "named executive officers");

  .  all directors and executive officers of Boston Properties as a group;
     and

  . each person known by Boston Properties to hold more than 5% of our outstanding common stock.

  Beneficial ownership of common stock includes shares that are individually or jointly owned, as well as shares of which the individual has sole or shared investment or voting authority. Beneficial ownership of common stock also includes (i) shares which could be purchased by the exercise of options at or within 60 days of February 1, 1999, (ii) common units of limited partnership interests in the Operating Partnership ("common units") which are exchangeable into one share of Boston Properties' common stock and (iii) units of Series One preferred units each of which is convertible into 0.88889 common units.

  Beneficial ownership does not include (i) Series Two preferred units and Series Three preferred units, which are not convertible into common units until December 31, 2002 or (ii) our Series A preferred stock which is not convertible into common stock until December 31, 2002.

                                                            PERCENTAGE
                                                NUMBER OF     OF ALL
                                                 SHARES       COMMON   PERCENT
                                                AND UNITS     STOCK     OF ALL
NAME AND BUSINESS ADDRESS                     BENEFICIALLY     AND      COMMON
OF BENEFICIAL OWNER*                              OWNED      UNITS(1)  STOCK(2)
-------------------------                     ------------- ---------- --------
DIRECTORS AND EXECUTIVE OFFICERS
Mortimer B. Zuckerman(3).....................  9,358,930.00    9.92%    12.31%
Edward H. Linde(4)...........................  7,341,328.00    7.78      9.91
Alan B. Landis(5)............................  1,556,262.38    1.66      2.24
Alan J. Patricof(6)..........................     17,500.00      **        **
Richard E. Salomon(7)........................      5,000.00      **        **
Ivan G. Seidenberg(8)........................     13,000.00      **        **
Martin Turchin(9)............................     16,500.00      **        **
Robert E. Burke(10)..........................    389,741.00      **        **
Raymond A. Ritchey(11).......................    441,527.00      **        **
Douglas T. Linde(12).........................    125,063.54      **        **
Robert E. Pester(13).........................     35,953.64      **        **
Robert E. Selsam(14).........................     87,038.29      **        **
5% HOLDERS
Capital Growth Management L.P.(15)...........     6,439,000    6.85%     9.48%
Southeastern Asset Management, Inc.(16)......     5,226,300    5.56      7.69
Capital Research and Management(17)..........     3,649,600    3.88      5.37
The Prudential Insurance Company of Ameri-
 ca(18)......................................     4,453,722    4.72      6.15
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A
 GROUP (15 PERSONS).......................... 19,637,593.00   20.83%    26.48%

--------
* Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 400, Boston, Massachusetts 02199-8001.
**  Less than 1%
(1) Assumes that all common units and Series One preferred units held by the person are presented to Boston Properties for redemption and acquired by Boston Properties for shares of common stock and that all of their exercisable options or options which become exercisable within 60 days of February 1, 2000 to acquire shares of common stock are exercised. The total number of shares used in calculating this percentage assumes that all of the common units and Series One preferred units outstanding held by all persons other than Boston Properties are presented to Boston Properties for redemption and acquired by

    Boston Properties for shares of common stock and assumes that only exercisable options or options which become exercisable within 60 days of February 1, 2000 held by such person to acquire shares of common stock are exercised.
(2) Assumes that all the common units and Series One preferred units held by the person are presented to Boston Properties for redemption and acquired by Boston Properties for shares of common stock and that all of their exercisable options or options which become exercisable within 60 days of February 1, 2000 to acquire shares of common stock are exercised. The total number of shares of common stock outstanding used in calculating the percentage assumes that none of the common units and Series One preferred units held by other persons are presented to Boston Properties for redemption and acquired by Boston Properties for shares of common stock and assumes that only the exercisable options or options which become exercisable within 60 days of February 1, 2000 held by the person to acquire shares of common stock are exercised.
(3) Includes 1,291,770 shares of common stock, 5,777,848 common units held directly, 1,889,312 common units held through trusts, 200,000 currently exercisable options and 200,000 shares of common stock issuable upon the exercise of stock options that will become exercisable within 60 days of February 1, 2000.
(4) Includes 1,201,771 shares of common stock, 3,796,467 common units held directly, 1,943,090 common units held through trusts, 200,000 currently exercisable options and 200,000 shares of common stock issuable upon the exercise of stock options that will become exercisable within 60 days of February 1, 2000.
(5) Includes 189,512 Series One preferred units held directly and 1,187,244 Series One preferred units held by a partnership of which Mr. Landis is the general partner, various corporations of which Mr. Landis is the sole stockholder and various family trusts. The number of Series One preferred units also includes 368,412 Series One preferred units held by Mr. Landis' wife. The Series One preferred units represent preferred units of limited partnership in the Operating Partnership which are convertible into 1,551,262.38 common units. As a result, Mr. Landis may be deemed to own directly or indirectly the number of common units into which the Series One preferred units so held are convertible. Mr. Landis disclaims beneficial ownership of the Series One preferred units held by his wife. Also includes 5,000 currently exercisable options. Excludes 1,507.46 deferred stock units which were awarded under the 1997 Stock Plan to non-employee directors who elected to receive such awards in lieu of director compensation fees and are to be settled in shares of common stock upon the holders' retirement from our Board of Directors.
(6) Includes 5,000 shares of common stock and 12,500 currently exercisable options. Excludes 2,267.40 deferred stock units which were awarded under the 1997 Stock Plan to non-employee directors who elected to receive such awards in lieu of director compensation fees and are to be settled in shares of common stock upon the holders' retirement from our Board of Directors.
(7) Includes 5,000 currently exercisable options but excludes 83,728.43 Series Two preferred units held directly and 40,826.08 Series Two preferred units held by certain trusts. The Series Two preferred units represent preferred units of limited partnership interest in the Operating Partnership which are convertible into 163,457.36 common units beginning on December 31, 2002. Excludes 1,180.18 deferred stock units which were awarded under the 1997 Stock Plan to non-employee directors who elected to receive such awards in lieu of director compensation fees and are to be settled in shares of common stock upon the holders' retirement from our Board of Directors.
(8) Includes 500 shares of common stock and 12,500 currently exercisable options. Excludes 2,262.87 deferred stock units which were awarded under the 1997 Stock Plan to non-employee directors who elected to receive such awards in lieu of director compensation fees and are to be settled in shares of common stock upon the holders' retirement from our Board of Directors.
(9) Includes 2,500 shares of common stock held directly, 1,000 shares of common stock held through family trusts, 500 shares of common stock held by Mr. Turchin's wife and 12,500 currently exercisable options. Excludes 2,307.30 deferred stock units presented to Boston Properties for redemption and acquired by Boston Properties which were awarded under the 1997 Stock Plan to non-employee directors who elected to receive such awards in lieu of director compensation fees and are to be settled in shares of common stock upon the holders' retirement from our Board of Directors. Mr. Turchin disclaims beneficial ownership of the common stock held by his wife.
(10)Includes 248,244 common units held directly, 37,547 common units held by a limited liability company of which Mr. Burke is the managing member, 379 common units held by Mr. Burke's wife and 3,571 shares of restricted stock awarded under the 1997 Stock Plan that vest in five equal annual installments beginning on January 24, 2001. The value of the restricted stock awards as of December 31, 1999 is $111,147.38. Also includes 33,333.33 currently exercisable options and 66,666.67 shares of common stock issuable upon the exercise of stock options that will become exercisable within 60 days of February 1, 2000. Mr. Burke disclaims beneficial ownership of the common units held by his wife.
(11) Includes 250,570 common units held directly, 35,244 common units held by a limited liability company of which Mr. Ritchey is the managing member, 356 common units held by Mr. Ritchey's wife and 5,357 shares of restricted stock awarded under the 1997 Stock Plan that vest in five equal annual installments beginning on January 24, 2001. The value of the restricted stock awards as of December 31, 1999 is $166,736.63. Also includes 50,000 currently exercisable options and 100,000 shares of common stock issuable upon the exercise of stock options that will become exercisable within 60 days of February 1, 2000. Mr. Ritchey disclaims beneficial ownership of the common units held by his wife.
(12) Includes 1,087.87 shares of common stock, 2,100 shares of common stock held through family trusts, 700 shares of common stock held by Mr. Douglas T. Linde's wife, 56,830 common units held directly, and 2,679 shares of restricted stock awarded under the 1997 Stock Plan that vest in five equal installments beginning on January 24, 2001. The value of the restricted stock awards as of December 31, 1999 is $83,383.88. Also includes 20,000 currently vested options and 41,666.67 shares of common stock issuable upon the exercise of stock options that will become exercisable within 60 days of February 1, 2000. Mr. Douglas T. Linde disclaims beneficial ownership of the common stock held by his wife.
(13) Includes 7,382.64 shares of common stock and 3,571 shares of restricted stock awarded under the 1997 Stock Plan that vest in five equal annual installments beginning on January 24, 2001. The value of the restricted stock awards as of December 31, 1999 is $111,147.38. Also includes 25,000 currently exercisable options.
(14) Includes 559.29 shares of common stock held directly and 800 shares of common stock held by Mr. Selsam's children, 8,000 common units held directly and 2,679 shares of restricted stock awarded under the 1997 Stock Plan that vest in five equal annual installments beginning on January 24, 2001. The value of the restricted stock awards as of December 31, 1999 is $83,383.88. Also includes 25,000 currently exercisable options and 50,000 shares of common stock issuable upon the exercise of stock options that will become exercisable within 60 days of February 1, 2000. Mr. Selsam disclaims beneficial ownership of the common stock held by his children.
(15) Information regarding Capital Growth Management Limited Partnership ("CGM") is based solely on a Schedule 13G filed by CGM with the SEC on February 10, 2000. CGM's address is 1 International Place, Boston, MA 02110.
(16) Information regarding Southeastern Asset Management, Inc. ("SAM") is based solely on a Schedule 13G filed by SAM with the SEC on February 9, 2000. SAM's address is 6075 Poplar Avenue, Suite 900, Memphis, TN 38119.
(17) Information regarding Capital Research and Management Company ("CRM") is based solely on a Schedule 13G filed by CRM with the SEC on February 11, 2000. CRM's address is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(18) Includes 1,117,231 shares of common stock held through an investor advisory agreement between The Prudential Investment Company, a wholly-owned subsidiary of The Prudential Insurance Company of America ("Prudential"), and Strategic Value Investors, II, LLC; 343,077 shares of common stock held in Prudential's general account and 2,993,414 common units held in Prudential's general account. Excludes 17,054 shares of common stock held through Prudential Securities Incorporated, an indirect wholly-owned subsidiary of Prudential, whose client or management controls the voting and disposition of the shares; 2,000,000 shares of Series A preferred stock and 167,394 Series Three preferred units. The Series A preferred stock is convertible into 2,624,671.92 shares of common stock beginning December 31, 2002. The Series Three preferred units represent preferred units of limited partnership interest in the Operating Partnership which are convertible into 219,676 common units beginning on December 31, 2002. Information regarding Prudential is based on information provided by Prudential. Prudential's address is c/o Prudential Real Estate Investors, 8 Campus Drive, Parsippany, New Jersey 07054.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

  Directors of Boston Properties who are also employees receive no additional compensation for their services as directors. During 1999, Boston Properties paid its non-employee directors a quarterly director fee of $6,250 for their services. In addition, non-employee directors receive a fee of $1,000 for each Board of Directors meeting attended, an additional fee of $1,000 for each committee meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Directors, and a fee of $250 for each telephonic meeting attended. Each non-employee director has made an election, in accordance with the 1997 Stock Plan and approved by the Board of Directors, to receive in lieu of cash fees deferred stock units to be settled in shares of common stock upon the holders' retirement from our Board of Directors. Non-employee directors are also reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings. The 1997 Stock Plan provides that each new non-employee director will receive, upon initial election to our Board of Directors, a non-qualified option to purchase 10,000 shares of common stock. In addition, the 1997 Stock Plan provides that non-employee directors, on the 5th day after each annual meeting of stockholders, will receive a non-qualified option to purchase 5,000 shares of common stock. Pursuant to this provision, on May 12, 1999, Messrs. Landis, Patricof, Salomon, Seidenberg and Turchin received a non-qualified option to purchase 5,000 shares of common stock. All such options become exercisable over the two-year period following the date of grant.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the compensation paid in 1997, 1998 and 1999 to the Chairman of the Board, the Chief Executive Officer and each of the five named executive officers.

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL                   LONG-TERM
                                COMPENSATION           COMPENSATION AWARDS
                              --------------------    -------------------------
                                                      SECURITIES     RESTRICTED
                                                      UNDERLYING       STOCK        ALL OTHER
   NAME AND PRINCIPAL          SALARY      BONUS       OPTIONS         AWARDS      COMPENSATION
        POSITION         YEAR   ($)         ($)          (#)          ($)(13)        ($)(19)
   ------------------    ---- --------    --------    ----------     ----------    ------------
Mortimer B. Zuckerman... 1999 $416,667         --           --             --         $  144
 Chairman............... 1998      --          --     1,000,000(4)         --            144
                         1997      --          --           --             --            144

Edward H. Linde......... 1999 $441,667         --           --             --         $  144
 President and Chief
  Executive Officer..... 1998  150,000         --     1,000,000(5)         --            144
                         1997  150,000(1)      --           --             --            144

Robert E. Burke......... 1999 $350,000    $262,500       75,000(6)    $108,629(14)    $4,144
 Executive Vice
  President............. 1998  311,667     235,000      100,000(7)         --          4,144
                         1997  250,000(1)   40,000      100,000(8)         --          4,144

Raymond A. Ritchey...... 1999 $342,500    $315,000      112,500(6)    $163,054(15)    $4,144
 Executive Vice
  President............. 1998  259,167     295,000      150,000(7)         --          4,144
                         1997  250,000(1)   55,000      150,000(9)         --          4,144

Douglas T. Linde........ 1999 $229,583    $207,000       56,250(6)    $ 81,542(16)    $4,144
 Senior Vice President.. 1998  159,583     168,300       65,000(7)         --            --
                         1997  110,000      45,000       60,000(10)        --            --

Robert E. Pester........ 1999 $230,000    $207,000       75,000(6)    $108,629(17)    $4,144
 Senior Vice President.. 1998   30,961(2)   30,000       75,000(11)        --            --
                         1997      --          --           --             --            --

Robert E. Selsam........ 1999 $239,231    $180,000(3)    56,250(6)    $ 81,542(18)    $4,144
 Senior Vice President.. 1998  229,183     170,000(3)    75,000(7)         --          4,144
                         1997  221,500(1)   55,000(3)    75,000(12)        --          4,144

--------
(1) Represents rate of annual base salary for 1997 that was in effect following the completion of our initial public offering (the "IPO") of common stock on June 23, 1997.
(2) Represents portion of annual base salary received by Mr. Pester upon initiation of employment with Boston Properties on November 12, 1998.
(3) Excludes consultation and management fees paid to Mr. Selsam pursuant to an agreement dated August 10, 1995. See "Employment and Noncompetition Agreements."
(4) Represents a special stock option grant in recognition of the absence of cash compensation received by Mr. Zuckerman in fiscal years 1997 and 1998. One fifth of these options vest on each of the first, second, third, fourth and fifth anniversary of the date of grant. The date of grant was March 24, 1998 and the exercise price was $34.375 per share, the fair market value of a share of common stock on the date of grant. In addition, on June 23, 1997, in connection with the consummation of the IPO, Mr. Zuckerman was granted 320,000 options. One third of these options vest on each of the third, fourth and fifth anniversary of the IPO. The date of grant was June 23, 1997 and the exercise price was $25.00 per share, the fair market value of a share of common stock on the date of grant.
(5) Represents a special stock option grant in recognition of the limited cash compensation received by Mr. Edward H. Linde in fiscal years 1997 and 1998. One fifth of these options vest on each of the first, second, third, fourth and fifth anniversary of the date of grant. The date of grant was March 24, 1998 and the exercise price was $34.375 per share, the fair market value of a share of common stock on the date of grant. In addition, on June 23, 1997, in connection with the consummation of the IPO, Mr. Edward H. Linde was granted 320,000 options. One third of these options vest on each of the third, fourth and fifth anniversary of the IPO. The date of grant was June 23, 1997 and the exercise price was $25.00 per share, the fair market value of a share of common stock on the date of grant.
(6) These options were granted in recognition of services during fiscal year 1999. One third of these options vest on each of the first, second and third anniversary of the date of grant. The date of grant was January 24, 2000, and the exercise price was $30.4375 per share, the fair market value of a share of common stock on the date of grant.
(7) These options were granted in recognition of services during fiscal year 1998. One third of these options vest on each of the first, second and third anniversary of the date of grant. The date of grant was February 9, 1999, and the exercise price was $33.375 per share, the fair market value of a share of common stock on the date of grant.
(8) These options were granted in recognition of services during fiscal year 1997. One third of these options vest on each of the first, second and third anniversary of the date of grant. The date of grant was March 24, 1998 and the exercise price was $34.375 per share, the fair market value of a share of common stock on the date of grant. In addition, on June 23, 1997, in connection with the consummation of the IPO, Mr. Burke was granted 160,000 options. One third of these options vest on each of the third, fourth and fifth anniversary of the IPO. The date of grant was June 23, 1997 and the exercise price was $25.00 per share, the fair market value of a share of common stock on the date of grant.
(9) These options were granted in recognition of services during fiscal year 1997. One third of these options vest on each of the first, second and third anniversary of the date of grant. The date of grant was March 24, 1998 and the exercise price was $34.375 per share, the fair market value of a share of common stock on the date of grant. In addition, on June 23, 1997, in connection with the consummation of the IPO, Mr. Ritchey was granted 200,000 options. One third of these options vest on each of the third, fourth and fifth anniversary of the IPO. The date of grant was June 23, 1997 and the exercise price was $25.00 per share, the fair market value of a share of common stock on the date of grant.
(10)These options were granted in recognition of services during fiscal year 1997. One third of these options vest on each of the first, second and third anniversary of the date of grant. The date of grant was March 24, 1998 and the exercise price was $34.375 per share, the fair market value of a share of common stock on the date of grant. In addition, on June 23, 2997, in connection with the consummation of the IPO, Mr. Douglas T.
    Linde was granted 80,000 options. One third of these options vest on each of the third, fourth and fifth anniversary of the IPO. The date of grant was June 23, 1997 and the exercise price was $25.00 per share, the fair market value of a share of common stock on the date of grant.

(11) Represents options granted to Mr. Pester upon initiation of employment with Boston Properties. One third of these options vest on each of the first, second and third anniversary of the date of grant. The date of grant was November 12, 1998 and the exercise price was $29.50 per share, the fair market value of a share of common stock on the date of grant.
(12) These options were granted in recognition of services during fiscal year 1997. One third of these options vest on each of the first, second and third anniversary of the date of grant. The date of grant was March 24, 1998 and the exercise price was $34.375 per share, the fair market value of a share of common stock on the date of grant. In addition, on June 23, 1997, in connection with the consummation of the IPO, Mr. Selsam was granted 80,000 options. One third of these options vest on each of the third, fourth and fifth anniversary of the IPO. The date of grant was June 23, 1997 and the exercise price was $25.00 per share, the fair market value of a share of common stock on the date of grant.
(13) Restricted stock is awarded under the 1997 Stock Plan or by our Board of Directors. Restricted stock awards are reflected based on the fair market value of the shares of common stock awarded on the date of grant calculated using the closing market price of our common stock on that date as reported on the New York Stock Exchange. The date of grant was January 24, 2000 and the fair market value of a share of common stock on the date of grant was $30.4375. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on our common stock.
(14) Mr. Burke received an award of 3,571 shares of restricted stock under the 1997 Stock Plan. One fifth of these shares vest on each of the first, second, third, fourth and fifth anniversary of the award date. The closing market price of a share of common stock on the award date as reported on the New York Stock Exchange was $30.4375. The value of the restricted stock as of December 31, 1999 was $111,147.38 based on the closing market price as reported on the New York Stock Exchange on December 31, 1999 of $31.125.
(15) Mr. Ritchey received an award of 5,357 shares of restricted stock on January 24, 2000 under the 1997 Stock Plan. One fifth of these shares vest on each of the first, second, third, fourth and fifth anniversary of the award date. The closing market price of a share of common stock on the award date as reported on the New York Stock Exchange was $30.4375. The value of the restricted stock as of December 31, 1999 was $166,737.63 based on the closing market price as reported on the New York Stock Exchange on December 31, 1999 of $31.125.
(16) Mr. Douglas T. Linde received an award of 2,679 shares of restricted stock under the 1997 Stock Plan. One fifth of these shares vest on each of the first, second, third, fourth and fifth anniversary of the award date. The closing market price of a share of common stock on the award date as reported on the New York Stock Exchange was $30.4375. The value of the restricted stock as of December 31, 1999 was $83,383.88 based on the closing market price as reported on the New York Stock Exchange on December 31, 1999 of $31.125.
(17) Mr. Pester received an award of 3,571 shares of restricted stock under the 1997 Stock Plan. One fifth of these shares vest on each of the first, second, third, fourth and fifth anniversary of the award date. The closing market price of a share of common stock on the award date as reported on the New York Stock Exchange was $30.4375. The value of the restricted stock as of December 31, 1999 was $111,147.38 based on the closing market price as reported on the New York Stock Exchange on December 31, 1999 of $31.125.
(18) Mr. Selsam received an award of 2,679 shares of restricted stock under the 1997 Stock Plan. One fifth of these shares vest on each of the first, second, third, fourth and fifth anniversary of the award date. The closing market price of a share of common stock on the award date as reported on the New York Stock Exchange was $30.4375. The value of the restricted stock as of December 31, 1999 was $83,383.88 based on the closing market price as reported on the New York Stock Exchange on December 31, 1999 of $31.125.
(19) Includes Boston Properties' matching contribution under our 401(k) plan ($4,000 per individual in 1999, 1998 and 1997) and our cost of term life insurance (approximately $144, $144 and $144 per individual in 1999, 1998 and 1997, respectively). No named executive officer received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his aggregate salary and bonus.

  Option Exercises and Year-End Holdings. The following table provides certain information with respect to stock options granted by Boston Properties in recognition of services rendered in fiscal year 1999 to the Chairman of the Board, the Chief Executive Officer and each of the five named executive officers pursuant to the 1997 Stock Plan. The closing price of the common stock on the date of grant (January 24, 2000) was $30.4375. All stock options were granted at an exercise price equal to the fair market value on the date of grant. One third of these options vest on each of the first, second and third anniversaries of the date of grant.

                      OPTION GRANTS FOR FISCAL YEAR 1999

                                   INDIVIDUAL GRANTS
                         ---------------------------------------
                                       PERCENT OF
                                      TOTAL OPTIONS    EXERCISE
                          OPTIONS      GRANTED TO         OR
                          GRANTED     EMPLOYEES IN    BASE PRICE EXPIRATION  GRANT DATE
          NAME              (#)     FISCAL YEAR(1)(2)   ($/SH)      DATE    VALUATION (3)
          ----           ---------  ----------------- ---------- ---------- -------------
Mortimer B. Zuckerman...       --           --              --         --          --
Edward H. Linde.........       --           --              --         --          --
Robert E. Burke.........  75,000(2)        7.33%       $30.4375   01/24/10    $295,500
Raymond A. Ritchey...... 112,500(2)       11.00%        30.4375   01/24/10     443,250
Douglas T. Linde........  56,250(2)        5.50%        30.4375   01/24/10     221,625
Robert E. Pester........  75,000(2)        7.33%        30.4375   01/24/10     295,500
Robert E. Selsam........  56,250(2)        5.50%        30.4375   01/24/10     221,625

--------
(1) A total of 1,022,750 options were granted to employees of Boston Properties on January 24, 2000, in recognition of services rendered in fiscal year 1999.
(2) On February 9, 1999, a total of 1,662,308 options were granted to employees of Boston Properties in recognition of services rendered in fiscal year 1998. One third of these options vest on each of the first, second and third anniversary of the date of grant. The exercise price was $33.375 per share, the fair market value of a share of stock on February 9, 1999, the date of grant. None of these options were granted to Messrs. Zuckerman, E. Linde or Pester. Of these options, 100,000 (6.02% of the total), 150,000 (9.02% of the total), 65,000 (3.91% of the total) and
    75,000 (4.51% of the total) were granted to Messrs. Burke, Ritchey, D. Linde and Selsam, respectively.
(3) Calculated using the Black-Scholes pricing model. The assumptions used in determining the present value of the option grant using this methodology are as follows: expected option life of 6 years; risk-free rate of 6.73%; 20% volatility since the IPO; 6.8% dividend yield; exercise price of $30.4375; and a closing price of common stock on the date of grant of $30.4375. The actual value, if any, that the holders of these options may realize will depend on the continued employment of the holders of the options through its vesting period, and the excess of the market price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by a holder will be at or near the value estimated by the Black-Scholes pricing model, which is based on assumptions as to the variables of stock price volatility, future dividend yield, interest rates, etc.

                     OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  None of the Chairman of the Board, the Chief Executive Officer or the five named executive officers exercised any of their stock options during the year ended December 31, 1999. The following table sets forth the number of shares of common stock covered by the stock options held by each of these officers as of December 31, 1999. The value of unexercised in-the-money options is based on the closing price of a share of common stock, as reported on the New York Stock Exchange, on December 31, 1999 of $31.125, minus the exercise price, multiplied by the number of shares underlying the options. An option is "in-the-money" if the fair market value of the shares of common stock underlying the option exceeds the option exercise price.

                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED         IN-THE-MONEY
                               OPTIONS AT YEAR-END(#)    OPTIONS AT YEAR-END($)
                              ------------------------- -------------------------
 NAME AND PRICIPAL POSITION   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
 --------------------------   ----------- ------------- ----------- -------------
 Mortimer B. Zuckerman......    200,000     1,120,000           0    $1,960,000
  Chairman..................
 Edward H. Linde............    200,000     1,120,000           0     1,960,000
  President and Chief
   Executive Officer........
 Robert E. Burke............     33,333       326,667           0       980,000
  Executive Vice President..
 Raymond A. Ritchey.........     50,000       450,000           0     1,225,000
  Executive Vice President..
 Douglas T. Linde...........     20,000       185,000           0       490,000
  Senior Vice President.....
 Robert E. Pester...........     25,000        50,000     $40,625        81,250
  Senior Vice President.....
 Robert E. Selsam...........     25,000       205,000           0       490,000
  Senior Vice President.....

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

  Mr. Edward H. Linde, as President and Chief Executive Officer, has an employment and noncompetition agreement with Boston Properties. Pursuant to his employment agreement, during the term of the agreement, Mr. Linde will devote substantially all of his business time to the business and affairs of Boston Properties. The term of the employment agreement is three years beginning on the closing of the IPO with automatic one-year renewals thereafter unless notice of termination is given 30 days prior to the end of the initial term or renewal term by either Mr. Linde or Boston Properties. Mr. Linde receives an annual base salary of $500,000 and is eligible for bonus compensation, including stock options, to be determined in the discretion of our Board of Directors. Mr. Linde's employment with us may be terminated for "cause" by Boston Properties for (1) gross negligence or willful misconduct,
(2) an uncured breach of any of his material duties under the employment agreement, (3) fraud or other conduct against the material best interests of Boston Properties, or (4) a conviction of a felony if such conviction has a material adverse effect on Boston Properties. Mr. Linde may terminate his employment for "good reason," which includes (1) a substantial adverse change in the nature or scope of his responsibilities and authority under his employment agreement or (2) an uncured breach by Boston Properties of any of its material obligations under his employment agreement. If Mr. Linde's employment is terminated by us "without cause" or by Mr. Linde for "good reason," then Mr. Linde will be entitled to a severance amount equal to the product of (x) his base salary plus prior year's bonus multiplied by (y) the number of full and fractional years that the noncompetition agreement described below is in effect (but in any event at least one year's base salary plus prior year's bonus).

  The employment agreement prohibits Mr. Linde while he is a director or an officer of Boston Properties and for one year thereafter from (1) engaging, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property, (2) intentionally interfering with our relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency, or (3) soliciting our tenants or employees. Pursuant to his employment agreement, however, Mr. Linde may engage in minority interest passive investments which include the acquisition, holding, and exercise of voting rights associated with investments made through (1) the purchase of securities that represent a non-controlling, minority interest in an entity or (2) the lending of money, but without management of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation with such entity. In addition, Mr. Linde may participate as an officer or director of any charitable organization. The period that this noncompetition agreement is in effect may be terminated prematurely by Boston Properties, which will reduce the severance amount payable to Mr. Linde. In addition, his employment agreement provides that the noncompetition provision shall not apply if Mr. Linde's employment is terminated following certain changes of control of Boston Properties; in such event, the severance amount payable to Mr. Linde will be determined by reference to the period of time that the noncompetition provision would have been in effect in the absence of such a change of control.

  Messrs. Burke, Ritchey and Selsam have employment agreements with Boston Properties similar to that of Mr. Linde, except that the geographic scope of their noncompetition provisions is limited to the markets of Boston Properties at the time of termination of their employment. In addition, Mr. Zuckerman is a party to an agreement with Boston Properties that contains noncompetition provisions of the same scope and duration as the noncompetition provisions of Mr. Linde's employment agreement. Boston Properties will continue to be subject during the term of Mr. Selsam's employment to an agreement dated August 10, 1995 pursuant to which (1) he is eligible to receive commissions of 33.33% of any leasing commission received by Boston Properties in connection with the lease of 90 Church Street, New York, New York and (2) he is paid 5% of the management fees earned on the same property. Mr. Selsam did not receive any commission, but did receive $16,344.65 in management fees for fiscal year 1999.

SEVERANCE AGREEMENTS

  Boston Properties entered into severance agreements with each of Mr. Zuckerman and Mr. Edward H. Linde on July 30, 1998. The severance agreements provide for severance benefits to Mr. Zuckerman and Mr. Linde in the event of their termination under certain circumstances within 24 months following a "change in control." In the event a "terminating event" occurs within 24 months following a "change in control," Mr. Zuckerman and Mr. Linde will receive a lump sum amount equal to $3,000,000 if the date of termination is in the year 1998, $3,300,000 if the date of termination is in the year 1999, and $3,630,000 if the date of termination is in year 2000 or later. Health, dental and life insurance benefits are provided for three (3) years following termination. Finally, the severance agreements provide for tax protection in the form of excise tax gross-up as well as financial counseling, tax preparation assistance and outplacement counseling.

  We adopted the Boston Properties, Inc. Senior Executive Severance Plan (referred to as the senior plan) in order to reinforce and encourage the continued attention and dedication of the Executive Vice Presidents, the Chief Financial Officer and the Regional Office Heads. The senior plan provides for the payment of severance benefits to each such executive officer in the event of termination under certain circumstances within 24 months following a "change in control" of up to three (3) times such executive officers annual base salary and three (3) times the amount of the average annual bonus earned by the executive officer with respect to the three (3) calendar years immediately prior to the "change in control." Tax protection, financial counseling, tax preparation assistance, outplacement counseling and continuation of health, dental and life insurance is the same as described above in the severance agreements.

  We adopted the Boston Properties, Inc. Executive Severance Plan (referred to as the executive plan) in order to reinforce and encourage the continued attention and dedication of the Senior Vice Presidents and those Vice

Presidents with ten (10) or more years of tenure with Boston Properties. The executive plan is the same as the senior plan except that each such senior officer will receive a payment of up to two (2) times such senior officers annual base salary and two (2) times the amount of the average annual bonus. Financial counseling, tax preparation assistance, outplacement counseling and continuation of health, dental and life insurance benefits is provided for two
(2) years following termination.

STOCK PERFORMANCE GRAPH

  The following graph provides a comparison of cumulative total stockholder return for the period from June 23, 1997 (the date on which our common stock was first publicly traded) through December 31, 1999, among Boston Properties, the Standard & Poor's ("S&P") 500 Index and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity REIT Total Return Index (the "Equity REIT Index"). The Equity REIT Index includes all tax qualified equity REITs listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, Boston Properties will provide any stockholder with a list of the REITs included in the Equity REIT Index. The stock performance graph assumes an investment of $100 in each of Boston Properties and the two indexes, and the reinvestment of any dividends. The historical information set forth below is not necessarily indicative of future performance. Data for the Equity REIT Index and the S&P 500 Index were provided to us by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.



                     [BOSTON PROPERTIES PERFORMANCE GRAPH]

                                                                NAREIT
                          Boston                                Equity
                        Properties,                              REIT
                           Inc.              S&P 500            Index
                    ------------------       -------           -------
June 1997                $100.00             $100.00           $100.00
Sept. 1997                120.41              107.49            111.82
Dec. 1997                 122.97              110.58            113.77
March 1998                132.36              126.00            113.24
June 1998                 129.42              130.17            108.05
Sept. 1998                110.03              117.22             96.68
Dec. 1998                 119.34              142.18             93.86
March 1999                125.42              149.26             89.33
June 1999                 143.98              159.78             98.34
Sept. 1999                124.97              149.80             90.43
Dec. 1999                 128.62              172.08             89.52

                       COMPENSATION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

 Philosophy of Executive Compensation

  Boston Properties' executive compensation program is administered under the direction of the Compensation Committee of our Board of Directors. The current members of the Compensation Committee are Alan J. Patricof, Ivan G. Seidenberg and Martin Turchin. None of the members of the Compensation Committee are employees of Boston Properties. The philosophy of our executive compensation program is to:

  . Attract, retain and reward executives who have the motivation, experience, and skills necessary to lead Boston Properties effectively and continue our short-term and long-term profitability, growth and return to stockholders.

  . Create a link between the performance of our stock and executive compensation.

  . Base executive compensation levels on the overall financial and operational performance of Boston Properties, the regional contribution to the overall financial and operational performance and the individual contribution of the executive officer to the success of Boston Properties' financial performance.

  . Position executive compensation levels to be competitive with other similarly situated public companies including the real estate industry in general and real estate investment trusts, or REITs, in particular, with an emphasis on office REITs and REITs with a comparable market capitalization. During 1997, the Compensation Committee engaged an independent outside compensation consultant to review executive compensation matters. The consultant prepared a survey of executive compensation arrangements for executives at various levels provided by a peer group of 30 REITs of similar size and makeup. The consultant's report was the basis on which the Compensation Committee designed our executive compensation program. Our overall philosophy is to provide total compensation to our executives at a target level around the 75th percentile for executives in comparable positions in our peer group. Since 1997, the Compensation Committee has annually reviewed publicly available executive compensation surveys of peer groups and the real estate industry in general in order to ensure that our executive compensation program remains comparable to executives in our peer group, as well as the real estate industry in general.

 Compensation Committee Procedures

  In order to implement the above policy, the Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation plan as well as specific compensation levels for the executive officers. Final aggregate compensation determinations for each fiscal year are generally made after the end of the fiscal year, after financial statements for such year become available. At that time, bonuses, if any, are determined for the past year's performance, base salaries for the following fiscal year are set and grants of options and/or stock, if any, are generally made. With respect to the compensation of the executive officers, other than Mr. Zuckerman and Mr. Linde, the Compensation Committee reviews Mr. Linde's recommendations with regard to the appropriate compensation awards. The elements of compensation are primarily comprised of the following, with all three elements working together to satisfy the ultimate goal of enhancing stockholder value:

  1. Base Salary. Base salaries are set for executive officers on the basis of assigned responsibilities and on an evaluation of appropriate compensation levels for such responsibilities based upon the recommendations set forth in the 1997 independent consultant report discussed above, as updated by the recently available public surveys referred to previously.

  Individual base salaries are reviewed annually. The granting of salary increases within the established applicable salary range for each executive officer and the point within such range their salary will fall is based upon certain factors which include the overall financial performance of Boston Properties, the regional contribution to the overall financial performance of Boston Properties, if applicable, to such executive officer, and individual performance. Assessment of individual performance is based on previously established goals for each executive officer comprised of both subjective and objective elements. With respect to base salaries, the Compensation Committee generally intends to target base salary levels to be at approximately the 75th percentile for executives in comparable positions in comparable public real estate companies. Based on the Compensation Committee's philosophy and the factors as stated above, the Compensation Committee approved 2000 base salaries for the named executive officers other than Mr. Edward H. Linde as follows: Mr. Burke, $365,000; Mr. Ritchey, $365,000; Mr. Douglas T. Linde, $240,000; Mr. Pester, $250,000; and Mr. Selsam, $250,000.

  2. Cash Bonuses. Boston Properties intends to provide annual performance awards to our executive officers in the form of cash bonuses based on favorable performance by both Boston Properties and the individual executive. The Compensation Committee intends that annual growth in funds from operations, or FFO, will be the principal overall performance measure that is used to determine the maximum bonus to which each executive officer will be entitled and the achievement of individual performance will be used to determine whether each executive officer will receive the maximum bonus or some lesser amount. The Compensation Committee sets forth the threshold, target and maximum levels of FFO growth in advance of each year and sets an allocation between overall performance of Boston Properties and individual performance for each officer. Where appropriate for an executive officer, the Compensation Committee will factor in regional contribution to the overall performance of Boston Properties in determining the cash bonus for such executive officer. In determining cash bonuses for 1999, the Compensation Committee noted that fiscal year 1999 was a year of significant achievements including the following:

  . Strong financial performance, with a 16% increase in total FFO over 1998 and a per-share FFO increase from $2.50 per share (diluted) in 1998 to $2.89 per share (diluted) in 1999.

  . Boston Properties' total return of 8% for fiscal year 1999 outperformed the Morgan Stanley REIT index total return of 4.69%.

  . Continued growth through $225 million in new acquisitions, $1.13 billion in developments in progress and $172 million in developments placed in service.

  The Compensation Committee intends that aggregate cash compensation (base salary plus bonus) will be at approximately the 75th percentile of cash compensation paid by comparable companies in the event that target performance is achieved. In recognition of the achievements of Boston Properties as described above and the individual performance of each named executive officer, the Compensation Committee awarded cash bonuses to the named executive officers other than Mr. Edward H. Linde for the fiscal year ended December 31, 1999 as follows: Mr. Burke, $262,500; Mr. Ritchey, $315,000; Mr. Douglas T. Linde, $207,000; Mr. Pester, $207,000; and Mr. Selsam, $180,000.

  3. Stock Options and Stock Grants. While recognizing that cash bonus awards provide rewards for positive short-term performance, the Compensation Committee believes that awards of stock options or stock grants provide long-term incentive compensation to executive officers that is aligned directly with the achievement of enhanced value for stockholders through an appreciating stock price. The Compensation Committee intends to grant stock options and/or stock grants annually on the basis of Boston Properties' performance and regional and individual contributions to the success of its performance. Based on the Compensation Committee's review of Boston Properties' overall performance, regional performance and individual performance for 1999, on January 24, 2000, the Compensation Committee granted Messrs. Burke, Ritchey, D. Linde, Pester and Selsam options to purchase 75,000, 112,500, 56,250, 75,000 and 56,250 shares of common stock, respectively, at the then market price of $30.4375 per share. One third of these options become exercisable on each of the first, second and third anniversary of the date of grant. In addition, the Compensation Committee granted restricted stock to Messrs. Burke, Ritchey, D. Linde, Pester and Selsam of 3,571, 5,357, 2,679, 3,571 and 2,679 shares, respectively. One fifth of the restricted stock will vest on each of the first, second, third, fourth and fifth anniversary of the date of grant. This is the first year that the Compensation Committee has made restricted stock grants to our executives because the Compensation Committee is concerned about retaining our executive talent. Restricted stock can deliver more value to our executives than options, and when combined with a five-year vesting schedule, can serve as a retention tool.

 Compensation of the Chief Executive Officer and the Chairman of the Board

  The Compensation Committee approved a base salary for 1999 of $500,000 for each of Mr. Edward H. Linde and Mr. Zuckerman based upon information regarding the base salary being paid to other presidents and chairmen of comparable companies. Prior to 1999, Mr. Zuckerman received no salary and Mr. Linde received a base salary of $150,000 which was significantly below competitive levels. The Compensation Committee believes the base salary increase granted to each of Mr. Zuckerman and Mr. Linde in 1999 was necessary in order to ensure that Messrs. Zuckerman and Linde received salary compensation that was fair and competitive as compared with salaries for similarly situated executives in the real estate industry in general and among comparable REITs and in order to recognize their individual contribution to the performance of Boston Properties.

  For the fiscal year ended December 31, 1999, no cash bonuses were awarded to Mr. Zuckerman or Mr. Linde. Although the Compensation Committee strongly believes that the overall financial performance of Boston Properties and the individual performance of each of Mr. Zuckerman and Mr. Linde in fiscal year 1999 warranted bonus awards, each of Mr. Zuckerman and Mr. Linde offered, and the Compensation Committee agreed, to waive any cash bonus for fiscal year 1999. Both have significant equity ownership in Boston Properties and, despite Boston Properties' excellent operating performance, were willing to forego bonuses in 1999 in order to enhance total return to stockholders. Each of Mr. Zuckerman and Mr. Linde was awarded stock options in March 1998 to recognize their contribution to the achievements of Boston Properties and to grant incentives tied directly to the creation of value for stockholders. Each of the grants was meant to serve as a multi-year grant. Due to the multi-year nature of the grant, the Compensation Committee did not make stock awards to Messrs. Zuckerman and Linde for fiscal year 1999 although the Compensation Committee is of the view that their contribution to Boston Properties could have warranted such awards.

  Tax Deductibility of Compensation. Section 162(m) of the Code limits the deductibility on Boston Properties' tax return of compensation over $1 million to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate rewards for their performance. Boston Properties did not pay any compensation during 1999 which would be subject to Section 162(m).

  Submitted by the Compensation Committee:

    Alan J. Patricof
    Ivan G. Seidenberg
    Martin Turchin

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Boston Properties has established a Compensation Committee consisting of Messrs. Patricof, Seidenberg and Turchin. None of them has served as an officer or employee of Boston Properties or has any other business relationship or affiliation with Boston Properties, except his service as a director. None of these persons had any relationships with Boston Properties requiring disclosure under applicable rules and regulations.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the executive officers and directors of Boston Properties, and persons who own more than ten percent of a registered class of Boston Properties' equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Boston Properties with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were satisfied.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TIMES SQUARE ACQUISITION AND DEVELOPMENT

  On January 21, 1999, Boston Properties through certain of its subsidiaries, entered into a series of binding agreements with Prudential and certain of its affiliates (the "Prudential Parties") for the acquisition, at any time until January 15, 2001 (subject to certain conditions and deadlines being met and additional deposits being made, as discussed below) of the leasehold interests in two development sites in the center of New York City's Times Square (the "Sites"). The Sites are part of the 42nd Street development project, a redevelopment project initiated in 1984 by the State and City of New York. Along with the leasehold interests, Boston Properties would acquire the rights to receive ground rents and other reimbursements (the "Credits") on the Sites. A total purchase price of $312.25 million (the "Acquisition Price") is payable to the Prudential Parties for both of the leasehold interests and the Credits. The entire Acquisition Price is payable in cash, except that Prudential may elect to have $1 million of the Acquisition Price attributable to each Site payable in common units of the Operating Partnership. Prudential also retained the right to become a 33.33% equity participant in the development of the Sites by contributing, upon an election to participate, its proportionate share of the total project equity.

  The Sites, which are referred to as "Site 1" and "Site 4", are the last to be sold of the four original sites included in the Times Square development project. The Sites are located in the heart of Times Square directly across from one another on the south side of 42nd Street. Site 1 is the full block between Broadway and Seventh Avenue. Site 4 is at the corner of 42nd Street and Seventh Avenue. The leases which are the subject of the leasehold interests (the "Leases") and related project documents allow for the development of an office building on each Site. On August 16, 1999, Boston Properties acquired the leasehold interest and related Credits in Site 4 from Prudential for approximately $152.5 million in cash, which was funded through a draw down on our unsecured line of credit. Boston Properties has commenced construction of an approximately 1.1 million square foot, 38 story, Class A office tower at this site. The office space in the tower is currently 100% pre-leased to Ernst & Young LLP. We are currently completing a design for a 48 story office building to be built on Site 1 which we expect will include approximately 1,195,000 rentable square feet of office and retail space.

  In connection with the signing of the agreements, Boston Properties delivered a contract deposit of $15 million. The agreements provided for the acquisition of the first Site (selected for acquisition by Boston Properties) to be completed on or before January 14, 2000 and for the acquisition of the remaining Site to be completed on or before January 15, 2001. As stated above, Boston Properties acquired Site 4 on August 16, 1999. At the time of the closing of the acquisition of Site 4, the contract deposit was increased from $15 million to $20 million. Following the closing of the acquisition of Site 4, commencing January 15, 2000, unless Boston Properties elects to terminate its remaining rights under the agreements, we must make additional monthly contract deposits of $1.5 million until the closing of the acquisition of Site
1. For each month in which an increase in the contract deposit is required, the Acquisition Price will also be increased by $250,000. Under the terms of the agreements, Boston Properties will forfeit the total contract deposit delivered if we elect to terminate our rights under the agreements, absent a default or other breach by Prudential. Boston Properties will have no other liability or obligation to Prudential if we elect not to acquire Site 1.

  Pursuant to the terms of the Site 1 agreement, Prudential has the right, but not the obligation, to become an equity participant in the development venture that will develop Site 1, with an interest of up to 33.33%, as elected by Prudential. Prudential declined to become an equity participant in the Site 4 development venture. In order to become an equity participant in Site 1, Prudential must make an election prior to the closing of our acquisition of Site 1. Prudential's purchase price for an equity interest in the applicable development venture will be calculated on the basis of (i) the percentage interest elected by Prudential and (ii) the total equity previously contributed to the development venture by Boston Properties plus a base return of 8%. Prudential will pay for such interest through a cash contribution to the venture. If Prudential becomes an equity participant, Boston Properties will control the management of the development venture and Prudential, as a non-managing member, will be obligated to contribute its proportionate share of the total project equity on the same basis as Boston Properties. If Prudential becomes an equity participant, the Site 1 agreement provides for a mechanism for Prudential and Boston Properties to trigger buy-sell rights at any time after the earlier of actual rent stabilization or five years after the closing of the acquisition of that Site. The value of Prudential's equity interest in the Site 1 development venture would be determined through an appraisal process, subject to a minimum value equal to the capital contributed by Prudential to the development venture. If Boston Properties elects to buy Prudential's interest, the purchase price would be payable at our election in cash or through the delivery of shares of common stock of Boston Properties valued at 97.5% of the then current trading value of our common stock on the New York Stock Exchange.

  The Leases expire April 30, 2089, but the tenant under each lease has the right to acquire the fee interest. The Sites are exempt from New York City real property taxes during the term of each Lease, instead the tenants pay base rent (and certain other payments specified in each Lease) which are substantially below full real estate taxes for the first twenty years of the term of each Lease. The Credits, which offset ground rent and other payments required under each Lease or are paid directly by the landlord under the Leases, are attributable as follows: (i) approximately $60.73 million of Credits relate to Site 1, and will be acquired concurrently with the acquisition of that Site; (ii) approximately $52.27 million of Credits relate to Site 4, and were acquired concurrently with the acquisition of that Site; and (iii) approximately $16.24 million of the Credits relate to another site which is not being acquired and are allocated on a pro rata basis to Sites 1 and 4). After commencement of construction of an office building on each Site, the Credits allocable to the Site begin accruing interest at an interest rate equal to 110 basis points above the rate on 10-year U.S. Treasury notes until fully repaid. Boston Properties estimates that it will take approximately 30 years from closing for the Credits to be exhausted.

EMBARCADERO CENTER ACQUISITION

  On February 10, 1999, Boston Properties completed the second phase of the two-phase acquisition of Embarcadero Center in San Francisco, California, from Prudential and David Rockefeller & Associates ("Rockefeller"). Situated on 8.4 acres of waterfront property in the heart of the city's financial district, Embarcadero Center is a six-building portfolio of Class A office space, consisting of an aggregate of 3.66 million square feet of net rentable office space, 354,000 square feet of retail space and 2,090 underground parking spaces. Boston Properties acquired the entire Embarcadero Center portfolio for approximately $1.2 billion, which was funded as follows: (i) the assumption or incurrence of $730 million of mortgage financing having a weighted average maturity of approximately 8.85 years and a weighted average fixed interest rate of approximately 6.63%; (ii) a draw down of approximately $97.3 million on our unsecured line of credit; (iii) the issuance of 6,045,737 Series Two preferred units to Rockefeller and 167,394 Series Three preferred units to Prudential (which Series Two and Series Three preferred units have an aggregate liquidation preference of approximately $311 million and had an aggregate value when issued of $286.4 million); and (iv) cash proceeds of $100 million from a separate transaction for the sale of 2,000,000 shares of Series A preferred stock to Prudential. The Series A preferred stock was issued on February 10, 1999 pursuant to a Stock Purchase Agreement dated September 28, 1998 between Boston Properties and Prudential.

  In the initial phase of the acquisition, which closed November 12, 1998 ("Phase One"), Boston Properties acquired both Prudential's and Rockefeller's entire interest in the Old Federal Reserve Building and

Embarcadero Center West Tower ("the Tower"), which was encumbered by $100 million of mortgage indebtedness. Boston Properties also acquired Rockefeller's entire equity interest in the four general partnerships (the "EC Partnerships") that owned the Embarcadero Centers 1, 2, 3 and 4 ("EC 1-4"). After the acquisition of Rockefeller's interests in the EC Partnerships, (i) Boston Properties, through affiliates, owned approximately a 49.98% interest in Embarcadero Centers 1, 3 and 4 and approximately a 40.00% interest in Embarcadero Center 2; (ii) the EC Partnerships, in the aggregate, had approximately $420 million in non-property assets (consisting of investment grade securities rated A+ by Standard & Poor's Corporation and A+ by Fitch IBCA, Inc.); and (iii) the EC Partnerships had aggregate indebtedness of approximately $1,050 million, consisting of unsecured indebtedness of approximately $420 million and indebtedness of $630 million secured by mortgages on EC 1-4. Prudential was a non-managing general partner of each of the EC Partnerships. In the second phase of the transaction, which closed February 10, 1999 ("Phase Two"), pursuant to redemption agreements entered into as part of Phase One, Prudential's entire interests in all four EC Partnerships were redeemed through the distribution to Prudential of non-property partnership assets subject to debt having a net value of approximately $328 million. As a result of the closing of Phase Two, Boston Properties, through its affiliates, owns all of the interests in EC 1-4.

  The Series Three preferred units and Series A preferred stock issued to Prudential (collectively, the "Preferred Securities") have similar economic terms. On and after December 31, 2002, the Preferred Securities will be convertible, at the holder's election, into common stock of Boston Properties (in the case of the Series A preferred stock) or common units of the Operating Partnership (in the case of the Series Three preferred units) at a conversion price of $38.10 per common share or unit. Dividends or distributions on the Preferred Securities (the "Ordinary Preferred Dividend") are payable quarterly and accrue at a rate of 5.0% per annum through March 31, 1999; 5.5% through December 31, 1999; 5.625% through December 31, 2000; 6.0% through December 31, 2001; 6.5% through December 31, 2002; 7.0% until May 12, 2009; and 6.0%
thereafter. However, if at any time the quarterly dividends or distributions on the common securities into which a Preferred Security may be converted (the "Ratchet Dividend") are greater than the Ordinary Preferred Dividend due on such Preferred Security, then each Preferred Security will receive, in respect of that quarter, the Ratchet Dividend rather than the lower Ordinary Preferred Dividend. The terms of the Preferred Securities provide that they may be redeemed for cash in six annual tranches, beginning on May 12, 2009, at the election of Boston Properties or the holders. In lieu of its right to require an annual redemption of Preferred Securities, Boston Properties may elect to convert a tranche of Preferred Securities into common stock (in the case of the Series A preferred stock) or common units (in the case of the Series Three preferred units), provided that at the time of such forced conversion the weighted average of the closing price of Boston Properties' common stock during the preceding ten day period exceeds 110% of the conversion price.

SUMNER SQUARE TRANSACTION

  In forming Boston Properties at the time of the IPO, Sumner Square, an office complex located in Washington, D.C. owned by 17M Associates, a limited partnership ("17M"), was not contributed to Boston Properties as part of the formation transactions due to the fact, as described below, that the property was subject to non-recourse mortgage debt held by a lending group led by Sumitomo Bank that exceeded the fair market value of the property. The general partner of 17M was 17M-Boston Associates Limited Partnership ("17M-Boston") with a 75% interest. The general partner of 17M-Boston was a general partnership with an 85% interest, of which Mr. Mortimer B. Zuckerman and Mr. Edward H. Linde, the Chairman and Chief Executive Officer of Boston Properties, respectively, were the general partners, each with a 50% interest. Mr. Robert E. Burke and Mr. Raymond A. Ritchey, executive officers of Boston Properties, along with an unaffiliated estate, were limited partners of 17M-Boston, with a 15% interest collectively. At the time of the IPO, 17M granted Boston Properties an option to acquire the property at any time during the 10-year period after the IPO for a cash price equal to the sum of $1.00 plus the outstanding indebtedness of 17M on the option exercise date and any net cash contributed by the partners of 17M after the IPO, with interest (plus certain transaction expenses and transfer taxes). In addition, upon exercise of the option, Boston Properties agreed to pay to the limited partners of 17M their pro rata share of any value of the property above the option price, if any.

  Both before and since the IPO, Messrs. Zuckerman and Linde, on behalf of 17M, periodically held discussions with Sumitomo Bank proposing to restructure the loan. Early in 1999, Sumitomo Bank indicated a willingness to sell the loan for $32,500,000, plus legal costs of approximately $20,000, compared to a total balance (including principal and unpaid interest) of approximately $53,350,000. The loan was then in default for non-payment. Messrs. Zuckerman and Linde had personally guaranteed the payment of interest only on the loan. In light of the bank's willingness to sell the debt as described above, all the directors of Boston Properties, other than Messrs. Zuckerman and Linde, in accordance with the conflicts of interest policy adopted by Boston Properties at the time of the IPO, unanimously approved a transaction in which the partners of 17M contributed all of their partnership interests in 17M to the Operating Partnership in exchange for common units with an aggregate value when issued of $100,000. Upon the closing of this acquisition by the Operating Partnership on March 26, 1999, Boston Properties provided $32,500,000 to 17M, which 17M used to have its wholly-owned subsidiary purchase the loan. None of the partners of 17M received any cash consideration in connection with this transaction other than the nominal amount of common units described above.

111 HUNTINGTON AVENUE DEVELOPMENT

  On May 25, 1999, Boston Properties acquired Prudential's 50% interest in the development rights associated with the 111 Huntington Avenue development at the Prudential Center in Boston, Massachusetts, giving Boston Properties a 100% interest in the development rights associated with the 111 Huntington project. These rights were acquired for approximately $12.3 million which we funded through the issuance of 343,077 shares of our common stock pursuant to a previously negotiated option agreement. Prudential retains a 50% interest in additional future development parcels located at the Prudential Center. Construction of 111 Huntington Avenue at the Prudential Center commenced on April 27, 1999.

  Boston Properties originally acquired the commercial portion of the Prudential Center property and the development rights associated with the Prudential Center, including the 111 Huntington development rights, on July 2, 1998. The acquisition included (i) the 52 story office building known as the "Prudential Tower" containing approximately 1.2 million net rentable square feet; (ii) the 25 story office building known as "101 Huntington Avenue" containing approximately 500,000 net rentable square feet; (iii) the "Shops at Prudential" containing approximately 500,000 net rentable square feet for retail purposes; (iv) a parking garage containing in excess of 2,500 parking spaces; and (v) rights to expand the Prudential Center by approximately 991,000 square feet of office space, 263,000 square feet of retail and community services space and 422,000 square feet of housing (the "Development Rights"). The Development Rights (other than the 111 Huntington Avenue development project, which is now 100% owned by Boston Properties) are owned by BP Prucenter Development LLC, a limited liability company owned 50% by the Operating Partnership and 50% by Prudential. The consideration originally paid in July, 1998 by the Operating Partnership for the initial fifty percent interest in all of the Development Rights was $27 million in cash.

CARNEGIE CENTER ACQUISITIONS AND DEVELOPMENT

  On June 30, 1998, Boston Properties acquired from entities controlled by Mr. Alan B. Landis a portfolio of properties known as the Carnegie Center Portfolio and Tower One and related operations (collectively, the "Carnegie Center Portfolio"). The Carnegie Center Portfolio then consisted of nine Class A office buildings located in Princeton, New Jersey and East Brunswick, New Jersey. In connection with the acquisition of the Carnegie Center Portfolio, Mr. Landis became a director of Boston Properties, a position he continues to hold. The properties in Princeton constituted a major portion of the Carnegie Center office complex. Under the acquisition agreement Boston Properties had the right to acquire three additional Class A buildings (the "500 Series Buildings") located in the Carnegie Center office complex, following the satisfaction of closing conditions principally related to third party relationships, for aggregate consideration specified in the acquisition agreement at $68,288,077, subject to closing adjustments. On March 1, 2000 Boston Properties acquired the Series 500 Buildings through the assumption of approximately $49,040,204 of mortgage financing and the issuance of an aggregate of 577,817 common units. The number of common units to be issued was determined by dividing the total consideration owed, after adjustments, by the weighted average of the closing prices per share of Boston

Properties common stock, as reported on the New York Stock Exchange, for the ten day period ended on February 25, 2000 ($30.23), as provided in the original acquisition agreement entered into in 1998. Mr. Landis and his spouse received 473,048 of the common units issued in consideration for the Series 500 Buildings. The closing adjustments included commissions of approximately $500,000 owed to an affiliate of Mr. Landis in connection with new leases for one of the 500 Series Buildings. This transaction was reviewed and approved by a vote of the independent directors of Boston Properties.

  In connection with the acquisition of the Carnegie Center Portfolio, the Operating Partnership entered into a development agreement with an affiliate of Mr. Landis providing for up to approximately 2,000,000 square feet of development in or adjacent to the Carnegie Center office complex. An entity controlled by Boston Properties (and in which Mr. Landis or an affiliate of Mr. Landis will have an interest) will generally acquire the necessary land parcel upon the commencement of each development project. Two parcels of land located within the Carnegie Center office complex were acquired in 1999: 302 Carnegie Center for approximately $1,300,000 in cash and 502 Carnegie Center for approximately $2,298,000 in cash. Each of these properties is under contract for development. In each case the purchase price was calculated pursuant to the development agreement on the basis of $20 per rentable square foot proposed to be constructed on the land parcel. In addition, an affiliate of Mr. Landis obtained a contingent interest in the project, if the developed property achieves a stabilized return in excess of a target annual return ranging between 10.5% and 11%. The development agreement also provided that the Operating Partnership and an affiliate of Mr. Landis would form a development company to provide development services for the Carnegie Center developed projects at a total charge of five dollars ($5.00) per rentable square foot actually constructed. Revenues and expenses of the development company are shared equally by the Operating Partnership and the affiliate of Mr. Landis. Pursuant to the development agreement, Mr. Landis, personally, has the right to receive compensation at a rate of $250,000 annually. During 1999 two development properties were completed under the development agreement and conveyed to Boston Properties: 510 Carnegie Center, a 234,160 square-foot, Class A office building, was acquired on April 30, 1999 for approximately $48,000,000 funded through the assumption of debt of approximately $28,400,000, the issuance of 57,778 Series One units valued at approximately $2,000,000 and cash of approximately $17,600,000; and 206 Carnegie Center, a 161,763 square-foot, Class A office building, was acquired on July 9, 1999 for approximately $27,000,000 in cash. Each of these transactions was reviewed and approved by a vote of the directors of Boston Properties other than Mr. Landis.

SECURED LENDING TRANSACTIONS

  Prudential or its affiliates have provided us with secured financing on customary terms and conditions comparable with transactions involving other lenders.

INDEBTEDNESS OF MANAGEMENT

  Mr. Robert E. Burke received a personal loan from Boston Properties in the principal amount of $500,000. The term of the loan commenced on May 26, 1998 and ends on May 31, 2001. The loan bears interest at a rate of seven percent (7%) per annum. Interest only payments are due yearly beginning on June 1, 1999. A final payment equal to the principal amount outstanding and all accrued interest is due on May 31, 2001. As of February 1, 2000, the outstanding principal amount of the loan was $150,000.

                                 OTHER MATTERS

EXPENSES OF SOLICITATION

  The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as large a representation at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock. In addition, D.F. King & Co., Inc., a proxy solicitation firm, has been engaged by Boston Properties to act as proxy solicitor and will receive fees estimated at $7,500 plus reimbursement of out-of-pocket expenses.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETINGS

  Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties' proxy statement and form of proxy for its 2001 annual meeting must be received by Boston Properties on or before December 2, 2000 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to:
Boston Properties, Inc., 800 Boylston Street, Suite 400, Boston, MA 02199-8001, Attn.: Secretary.

  Stockholder proposals to be presented at its 2001 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of Boston Properties, Inc., 800 Boylston Street, Suite 400, Boston, MA 02199-8001 not earlier than January 4, 2001, nor later than February 18, 2001 unless its 2001 annual meeting of stockholders is scheduled to take place before April 3, 2001 or after July 2, 2001. Our by-laws state that the stockholder must provide timely written notice of such nomination or proposal and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder's notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"); provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder's notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals shall be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 400, Boston, MA 02199-8001, Attn: Secretary.

                                                                      EXHIBIT A
                            BOSTON PROPERTIES, INC.

                     1997 STOCK OPTION AND INCENTIVE PLAN
                  AS AMENDED AND RESTATED ON JANUARY 24, 2000

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

  The name of the plan is the Boston Properties, Inc. 1997 Stock Option and Incentive Plan (the "Plan"). The purpose of the Plan is to encourage and enable the officers, employees, Independent Directors and other key persons of Boston Properties, Inc. (the "Company"), and the employees and other key persons of Boston Properties Limited Partnership (the "Operating Partnership") and the Company's other Subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

  The following terms shall be defined as set forth below:

  "Act" means the Securities Exchange Act of 1934, as amended from time to time.

  "Administrator" is defined in Section 2(a).

  "Award" or "Awards," except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards, Dividend Equivalent Rights and Other Stock-Based Awards.

  "Board" means the Board of Directors of the Company as constituted from time to time.

  "Change of Control" is defined in Section 16.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor Code, and related rules, regulations and interpretations.

  "Committee" means the Committee of the Board referred to in Section 2.

  "Company" means Boston Properties, Inc., a Delaware corporation, and any successor thereto.

  "Deferred Stock Award" means Awards granted pursuant to Section 7.

  "Dividend Equivalent Right" means Awards granted pursuant to Section 10.

  "Effective Date" means the date on which the Plan is initially approved by stockholders as set forth in Section 18.

  "Fair Market Value" on any given date means the last reported sale price at which Stock is traded on such date or, if no Stock is traded on such date, the next preceding date on which Stock was traded, as reflected on the principal stock exchange or, if applicable, any other national stock exchange on which the Stock is traded or admitted to trading. Notwithstanding the foregoing, the Fair Market Value on the first day of the Company's initial public offering of Stock shall be the initial public offering price as set forth in the final prospectus for the Company's initial public offering.

  "Incentive Stock Option" means any Stock Option that qualifies as and is designated in writing in the related Option agreement as constituting an "incentive stock option" as defined in Section 422 of the Code.

  "Independent Director" means a member of the Board who is not also an employee of the Company or any Subsidiary.

  "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

  "Operating Partnership" means Boston Properties Limited Partnership, a Delaware limited partnership, and any successor thereto.

  "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

  "Other Stock-Based Award" means Awards granted pursuant to Section 11.

  "Performance Share Award" means Awards granted pursuant to Section 9.

  "Restricted Stock Award" means Awards granted pursuant to Section 6.

  "Retirement" means the employee's termination of employment with the Company and its Subsidiaries after attainment of the age and/or service requirements to qualify for early or normal retirement under the Company's qualified retirement plan.

  "Stock" means the Common Stock, par value $.01 per share, of the Company, subject to adjustments pursuant to Section 3.

  "Subsidiary" means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50 percent or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

  "Unrestricted Stock Award" means any Award granted pursuant to Section 8.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT
           PARTICIPANTS AND DETERMINE AWARDS

  (a) Committee. The Plan shall be administered by either the Board or a committee of not less than two Independent Directors (in either case, the "Administrator"). Each member of the Committee shall be a "non-employee director" within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Act, or any successor definition under said rule. Each member of the Committee shall also be an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

  (b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

    (i) to select the individuals to whom Awards may from time to time be granted;

    (ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards, Dividend Equivalent Rights and Other Stock-Based Awards, or any combination of the foregoing, granted to any one or more participants;

    (iii) to determine the number of shares of Stock to be covered by any Award;

    (iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

  provided, however, that except as otherwise provided in Section 3(b) or 3(c), the Administrator is not permitted to reduce the exercise price of stock options or effect repricing through cancellation and re-grants;

    (v) to accelerate at any time the exercisability or vesting of all or any portion of any Award in circumstances involving a Change of Control or the death, disability or termination of employment of a Plan participant;

    (vi) subject to the provisions of Section 5(a)(iii), to extend at any time the post-termination period in which Stock Options may be exercised;

    (vii) to determine at any time whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts constituting deemed interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

    (viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

  All decisions and interpretations of the Administrator shall be made in the Administrator's sole and absolute discretion and shall be final and binding on all persons, including the Company and Plan participants.

  (c) Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator's authority and duties with respect to Awards, including the granting thereof, to individuals who are not subject to the reporting and other provisions of Section 16 of the Act or "covered employees" within the meaning of Section 162(m) of the Code. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be awarded during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Option, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator's delegate or delegates that were consistent with the terms of the Plan.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; RECAPITALIZATIONS; MERGERS;
           SUBSTITUTE AWARDS

  (a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be increased from 9,699,162 shares to 14,699,162 shares as of the date of this restatement, an increase of 5,000,000 shares; plus (ii) as of the first day of each calendar quarter after January 1, 2000, 9.5 percent of any net increase since the first day of the preceding calendar quarter in the total number of shares of Stock actually outstanding (assuming all units of partnership interests in the Operating Partnership that are subject to redemption rights are converted into Stock). Notwithstanding the foregoing, the maximum number of shares of Stock for which Awards other than Options may be granted under the Plan shall not exceed 2,000,000 shares in the aggregate. The foregoing limitation shall apply to shares available for issuance under the Plan prior to this restatement as well as shares added to the Plan as a result of this restatement. For purposes of the limitations of this Section 3(a), if any portion of an Award is forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated, the shares of Stock underlying such portion of the Award shall be added back to the shares of Stock available for issuance under the Plan. With respect to grants made or compensation earned under the Plan, Stock Options with respect to no more than 1,500,000 shares of Stock may be granted to any one individual participant during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

  (b) Recapitalizations. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, the Administrator may make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options that can be granted to any one individual participant, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, and (iv) the price for each share subject to any then outstanding Stock Options under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options) as to which such Stock Options remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

  (c) Mergers. In contemplation of and subject to the consummation of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of Stock are exchanged for securities, cash or other property of an unrelated corporation or business entity or in the event of a liquidation of the Company (in each case, a "Transaction"), the Board, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding Awards: (i) provide that such Awards shall be assumed or equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), and/or (ii) upon written notice to the participants, provide that all Awards will terminate immediately prior to the consummation of the Transaction. In the event that, pursuant to clause (ii) above, Awards will terminate immediately prior to the consummation of the Transaction, all vested Awards, other than Options, shall be fully settled in cash or in kind at such appropriate consideration as determined by the Administrator in its sole discretion after taking into account the consideration payable per share of Stock pursuant to the business combination (the "Merger Price") and all Stock Options shall be fully settled, in cash or in kind, in an amount equal to the difference between (A) the Merger Price times the number of shares of Stock subject to such outstanding Stock Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding Stock Options; provided, however, that each participant shall be permitted, within a specified period determined by the Administrator prior to the consummation of the Transaction, to exercise all outstanding Stock Options, including those that are not then exercisable, subject to the consummation of the Transaction.

  (d) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances.

SECTION 4. ELIGIBILITY

  Participants in the Plan will be such full or part-time officers and other employees, Independent Directors and key persons of the Company, the Operating Partnership and the Company's other Subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company, the Operating Partnership and the Company's other Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. STOCK OPTIONS

  Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

  Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a "subsidiary corporation" within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

  No Incentive Stock Option shall be granted under the Plan after January 24, 2010.

  (a) Stock Options Granted to Employees and Key Persons. The Administrator in its discretion may grant Stock Options to eligible employees and key persons of the Company or any Subsidiary. Stock Options granted pursuant to this
Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the participant's election, subject to such terms and conditions as the Administrator may establish, as well as in addition to other compensation.

    (i) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant (other than options granted in lieu of cash compensation). If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

    (ii) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten years after the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

    (iii) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date; provided, however, that Stock Options granted in lieu of compensation shall be exercisable in full as of the grant date unless the Administrator otherwise provides in the Award agreement; provided further, however, that an optionee's Stock Options, other than those held by Mortimer B. Zuckerman and Edward H. Linde, shall be exercisable in full upon and after such optionee's attainment of age 65. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

    (iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

      (A) In cash, by certified or bank check or other instrument acceptable to the Administrator;

      (B) Through the delivery (or attestation to the ownership) of shares of Stock that are not then subject to restrictions under any Company plan and that have been beneficially owned by the optionee for at least six months, if permitted by the Administrator in its discretion. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

      (C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

      (D) By the optionee delivering to the Company a promissory note if the Administrator has expressly authorized the loan of funds to the optionee for the purpose of enabling or assisting the optionee to effect the exercise of his Stock Option; provided that at least so much of the exercise price as represents the par value of the Stock shall be paid other than with a promissory note.

  Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the shares attested to.

    (v) Annual Limit on Incentive Stock Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

  (b) Reload Options. At the discretion of the Administrator and subject to such restrictions, terms and conditions as the Administrator may establish, Options granted under the Plan may include a "reload" feature pursuant to which an optionee exercising an option by the delivery of a number of shares of Stock in accordance with Section 5(a)(iv)(B) hereof would automatically be granted an additional Option (with an exercise price equal to the Fair Market Value of the Stock on the date the additional Option is granted and with such other terms as the Administrator may provide) to purchase that number of shares of Stock equal to the number delivered to exercise the original Option with an Option term equal to the remainder of the original Option term unless the Administrator otherwise determines in the Award agreement for the original Option grant.

  (c) Stock Options Granted to Independent Directors.

    (i) Automatic Grant of Options.

      (A) Each person who was an Independent Director on the effective date of the Company's initial public offering was granted on such date a Non-Qualified Stock Option to acquire 10,000 shares of Stock. The exercise price per share for the Stock covered by such Non-Qualified Stock Option shall be the initial public offering price as set forth in the final prospectus for the Company's initial public offering.

      (B) Each Independent Director who is first elected to serve as a Director after the effective date of the Company's initial public offering shall be granted, on the fifth business day after his election, a Non-Qualified Stock Option to acquire 10,000 shares of Stock.

      (C) Each Independent Director who is serving as Director of the Company on the fifth business day after each annual meeting of shareholders, beginning with the 1998 annual meeting, shall automatically be granted on such day a Non-Qualified Stock Option to acquire 5,000 shares of Stock.

      (D) The exercise price per share for the Stock covered by a Stock Option granted under this Section 5(c)(i)(B) and (C) shall be equal to the Fair Market Value of the Stock on the date the Stock Option is granted.

      (E) The Board, in its discretion, may grant additional Non-Qualified Stock Options to Independent Directors. Any such grant may vary among individual Independent Directors.

    (ii) Exercise; Termination.

      (A) Unless otherwise determined by the Administrator, an Option granted under Section 5(c)(i)(A), (B) or (C) shall be exercisable with respect to 50 percent of the underlying shares on the first anniversary of the grant date and shall be exercisable with respect to all of the underlying shares on the second anniversary of the grant date. An Option granted under Section 5(c)(i)(E) shall be subject to such vesting and exercisability provisions as the Board may provide at the time of grant. An Option issued under this Section 5(c) shall not be exercisable after the expiration of ten years from the date of grant.

      (B) Options granted under this Section 5(c) may be exercised only by written notice to the Company specifying the number of shares to be purchased. Payment of the full purchase price of the shares to be purchased may be made by one or more of the methods specified in
    Section 5(a)(iv). An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

  (d) Non-transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer, without consideration for the transfer, his Non-Qualified Stock Options to members of his family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable option agreement.

  (e) Termination.

    (i) Except as may otherwise be provided by the Administrator either in the Award agreement, or subject to Section 14 below, in writing after the Award agreement is issued, an optionee's rights in all Stock Options shall automatically terminate upon the participant's termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason, except by reason of Retirement.

    (ii) Any Stock Option held by an optionee, other than Mortimer B. Zuckerman and Edward H. Linde, whose employment by the Company and its Subsidiaries is terminated by reason of Retirement may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of 24 months (or such other period as the Administrator shall specify at any time) from the date of such termination of employment by reason of Retirement, or until the expiration of the stated term of the Stock Option, if earlier.

SECTION 6. RESTRICTED STOCK AWARDS

  (a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at par value or such other higher purchase price determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant ("Restricted Stock"). Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the participant executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and participants.

  (b) Rights as a Stockholder. Upon execution of the Restricted Stock Award agreement and paying any applicable purchase price, a participant shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such terms and conditions as may be contained in the Restricted Stock Award agreement. Unless the Administrator shall otherwise determine, certificates evidencing the Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in
Section 6(d) below,
and the participant shall be required, as a condition of the grant, to deliver to the Company a stock power endorsed in blank.

  (c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. If a participant's employment (or other business relationship) with the Company and its Subsidiaries terminates for any reason, the Company shall have the right to repurchase Restricted Stock that has not vested at the time of termination at its original purchase price, from the participant or the participant's legal representative.

  (d) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company's right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed "vested." The vesting period of a Restricted Stock Award shall be at least three years, except that in the case of a Restricted Stock Award that may become transferable and no longer subject to forfeiture upon the attainment of pre-established performance goals, the vesting period shall be at least one year. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 14 below, in writing after the Award agreement is issued, a participant's rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the participant's termination of employment (or other business relationship) with the Company and its Subsidiaries and such shares shall be subject to the Company's right of repurchase as provided in Section 6(c) above.

  (e) Waiver, Deferral and Reinvestment of Dividends. The Restricted Stock Award agreement may require or permit the immediate payment, waiver, deferral or reinvestment (in the form of additional Restricted Stock) of dividends paid on the Restricted Stock.

SECTION 7. DEFERRED STOCK AWARDS

  (a) Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units to a participant, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. Except in the case of Deferred Stock Awards granted pursuant to Section 7(b) below, the vesting period of a Deferred Stock Award shall be at least three years, except that in the case of a Deferred Stock Award that may become transferable and no longer subject to forfeiture upon the attainment of pre-established performance goals, the vesting period shall be at least one year. The grant of a Deferred Stock Award is contingent on the participant executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and participants. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the participant in the form of shares of Stock.

  (b) Election to Receive Deferred Stock Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a participant to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such participant in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

  (c) Rights as a Stockholder. During the deferral period, a participant shall have no rights as a stockholder; provided, however, that the participant may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

  (d) Restrictions. A Deferred Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

  (e) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 14 below, in writing after the Award agreement is issued, a participant's right in all Deferred Stock Awards that have not vested shall automatically terminate upon the participant's termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 8. UNRESTRICTED STOCK AWARDS

  Grant or Sale of Unrestricted Stock. The Administrator may, in its sole discretion, grant (or sell at par value or such other higher purchase price determined by the Administrator) an Unrestricted Stock Award to any participant pursuant to which such participant may receive shares of Stock free of any restrictions ("Unrestricted Stock") under the Plan. Unrestricted Stock Awards may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such participant.

SECTION 9. PERFORMANCE SHARE AWARDS

  (a) Nature of Performance Share Awards. A Performance Share Award is an Award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Administrator may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. The Administrator in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares; provided, however, that the Administrator may rely on the performance goals and other standards applicable to other performance unit plans of the Company in setting the standards for Performance Share Awards under the Plan.

  (b) Rights as a Stockholder. A participant receiving a Performance Share Award shall have the rights of a stockholder only as to shares actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a stock certificate evidencing the acquisition of shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Administrator).

  (c) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 14 below, in writing after the Award agreement is issued, a participant's rights in all Performance Share Awards shall automatically terminate upon the participant's termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

  (d) Acceleration, Waiver, Etc. At any time prior to the participant's termination of employment (or other business relationship) by the Company and its Subsidiaries, the Administrator may in its sole discretion accelerate, waive or, subject to Section 14, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award.

SECTION 10. DIVIDEND EQUIVALENT RIGHTS

  (a) Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

  (b) Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

  (c) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 14 below, in writing after the Award agreement is issued, a participant's rights in all Dividend Equivalent Rights or interest equivalents shall automatically terminate upon the participant's termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 11. OTHER STOCK-BASED AWARDS

  (a) Nature of Other Stock-Based Awards. An Other Stock-Based Award includes other Awards of Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Stock, including without limitation, convertible preferred stock, convertible debentures, exchangeable securities and Awards valued by reference to book value or subsidiary performance. An Other Stock-Based Award may be granted to any participant either along side or in addition to or in tandem with Stock Options, Restricted Stock or Deferred Stock granted under the Plan and/or cash awards made outside of the Plan. Stock (including securities convertible into Stock) issued on a bonus basis under this Section 11 may be issued for no cash consideration. Stock (including securities convertible into Stock) purchased with a purchase right awarded under this Section 11 shall be priced at least 25 percent of the Fair Market Value of the Stock on the date of grant. The grant of an Other Stock-Based Award may be subject to restrictions and conditions as the Administrator may determine at the time of grant, including conditions based on continuing employment (or other business relationship) and/or achievement of pre-established performance goals and objectives. The grant of an Other Stock-Based Award is contingent on the participant executing the Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and participants.

  (b) Rights as a Stockholder. Until such time as an Other Stock-Based Award is actually paid out in shares of Stock, a participant shall have no rights as a holder of Stock.

  (c) Restrictions. An Other Stock-Based Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Award agreement.

  (d) Termination. Except as may otherwise be provided by the Administrator in the Award agreement or, subject to Section 14 below, in writing after the Award agreement is issued, a participant's right in his Other Stock-Based Awards that have not vested shall automatically terminate upon the participant's termination of employment (or cessation of business relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. TAX WITHHOLDING

  (a) Payment by Participant. Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. The Company's obligation to deliver stock certificates to any participant is subject to and conditioned on tax obligations being satisfied by the participant.

  (b) Payment in Stock. Subject to approval by the Administrator, a participant may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due, or (ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the minimum withholding amount due, or (iii) any combination of
(i) and (ii).

SECTION 13. TRANSFER, LEAVE OF ABSENCE, ETC.

  For purposes of the Plan, the following events shall not be deemed a termination of employment:

    (a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another Subsidiary; or

    (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the written policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 14. AMENDMENTS AND TERMINATION

  The Administrator may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's written consent. Except as provided in Section 3(b) or 3(c), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or effect repricing through cancellation and re-grants. If and to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or ensure that compensation earned under Stock Options granted under the Plan qualifies as performance-based compensation under Section 162(m) of the Code, if and to the extent intended to so qualify, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 14 shall limit the Board's authority to take any action permitted pursuant to Section 3(c).

SECTION 15. STATUS OF PLAN

  Unless the Administrator shall otherwise expressly determine in writing, with respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 16. CHANGE OF CONTROL PROVISIONS

  (a) Upon the occurrence of a Change of Control as defined in this Section 16, all outstanding Options shall become immediately exercisable in full, and all other Awards under the Plan shall become fully vested.

  (b) "Change of Control" shall mean the occurrence of any one of the following events:

    (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, Mortimer B. Zuckerman, Edward H. Linde, any "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Act) of Mortimer B. Zuckerman or Edward
  H. Linde, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Directors ("Voting Securities") (other than as a result of an acquisition of securities directly from the Company); provided that for purposes of determining the "beneficial ownership" (as such term is defined in Rule 13d-3 under the Act) of any "group" of which Mortimer B. Zuckerman, Edward H. Linde or any of their affiliates or associates is a member (each such entity or individual, a "Related Party"), there shall not be attributed to the "beneficial ownership" (as such term is defined in Rule 13d-3 under the Act) of such group any shares beneficially owned by any Related Party; or

    (ii) persons who, as of the effective date of the Company's initial public offering of Stock, constitute the Company's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to such date shall be considered an Incumbent Director if such person's election was approved by or such person was nominated for election by either (A) a vote of at least two-thirds of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; or

    (iii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, "beneficially own" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 60 percent or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer to an unrelated party (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.

  Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person (as defined in the foregoing clause (i)) to 25 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if such person shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

SECTION 17. GENERAL PROVISIONS

  (a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

  No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

  (b) Delivery of Stock Certificates. Stock certificates to be delivered to participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the participant, at the participant's last known address on file with the Company.

  (c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards shall not confer upon any employee any right to continued employment with the Company or any Subsidiary and shall not interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any of its employees at any time.

  (d) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company insider-trading-policy-related restrictions, terms and conditions as may be established by the Administrator, or in accordance with policies set by the Administrator, from time to time.

SECTION 18. EFFECTIVE DATE OF PLAN

  This Plan became effective on June 11, 1997.

SECTION 19. GOVERNING LAW

  This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

DATE OF APPROVAL OF INITIAL PLAN BY BOARD OF DIRECTORS: June 11, 1997

DATE OF APPROVAL BY STOCKHOLDERS: June 11, 1997

DATE OF APPROVAL OF AMENDED AND RESTATED PLAN BY COMPENSATION COMMITTEE OF THE
BOARD: January 24, 2000

DATE OF APPROVAL OF AMENDED AND RESTATED PLAN BY SHAREHOLDERS: May  , 2000.

                                  DETACH HERE

                                     PROXY

                            BOSTON PROPERTIES, INC.

                              800 BOYLSTON STREET
                                   SUITE 400
                             BOSTON, MA  02199-8001

                      SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS


  The undersigned hereby appoints Edward H. Linde, David G. Gaw and William J. Wedge, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Boston Properties, Inc. (the "Company") held of record by the undersigned on March 13, 2000 at the Annual Meeting of Stockholders to be held on May 3, 2000 and any adjournments or postponements thereof.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. The undersigned's vote will be cast in accordance with the proxies' discretion on such other business as may properly come before the meeting or at any adjournments or postponements thereof.

  PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

-----------                                                         -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                         -----------

BOSTON PROPERTIES, INC.
C/O EQUISERVE
P.O. BOX 8040
BOSTON, MA  02266-8040

VOTE BY TELEPHONE                                                      VOTE BY INTERNET
It's fast, convenient, and immediate!  Call toll-free on a             It's fast, convenient, and your vote is immediately
touch-tone phone 1-877-PRX-VOTE (1-877-779-8683)                       confirmed and posted.

Follow these four easy steps:                                          Follow these four easy steps:

1.  Read the accompanying Proxy Statement and Proxy Card.              1.  Read the accompanying Proxy Statement and Proxy Card.

2.  Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).         2.  Go to the Website.
                                                                           http://www.eproxyvote.com/bxp
3.  Enter your 14-digit Voter Control Number located on your Proxy
    Card above your name.                                              3.  Enter your 14-digit Voter Control Number located on
                                                                           your Proxy Card above your name.
4.  Follow the recorded instructions.
                                                                       4.  Follow the instructions provided.
YOUR VOTE IS IMPORTANT!                                                    YOUR VOTE IS IMPORTANT!
CALL 1-877-PRX-VOTE ANYTIME!                                               Go to http://www.eproxyvote.com/bxp anytime!

   DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.



                                  DETACH HERE

[X] Please mark
    votes as in this
    example.

                                                                                                            FOR  AGAINST  ABSTAIN
1. Proposal to elect the following persons             2. Approve the amended and restated 1997 Stock       [_]    [_]       [_]
     as Class III Directors:                              Option and Incentive Plan.

   Nominees:                                           3. Act upon one stockholder proposal concerning      [_]    [_]       [_]
    (01) Edward H. Linde and (2) Ivan G. Seidenberg       the annual election of directors.

                                                       4. Ratify the appointment of PricewaterhouseCoopers  [_]    [_]       [_]
   FOR       [_]     [_]     WITHHELD                     LLP as independent auditors.
   BOTH                        FROM
                               BOTH                    5. In their discretion, the proxies are authorized
                                                          to vote upon any other matters that may properly
                                                          come before the meeting or any adjournments or
                                                          postponements thereof.

[_]______________________________________
   WITHHELD AS TO THE NOMINEE NOTED ABOVE

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                              [_]

Please Sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:______________ Date:_________ Signature:______________ Date:__________